                                                                   Exhibit 10.15

          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
          PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL
          "XXX" HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.



                  ADMINISTRATIVE SERVICES AGREEMENT

                  This ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of the 13th day of November, 1997 (the "Effective Date") by and among United Family Life Insurance Company, a Georgia domiciled insurer with offices located at 230 John Wesley Dobbs Avenue, Atlanta, Georgia 30303-2427 ("UFL"); Liberty Insurance Services Corporation, a South Carolina corporation with offices located at 2006 Wade Hampton Boulevard, Greenville, South Carolina 29615 ("Liberty"); Fortis, Inc., a Nevada corporation with offices located at One Chase Manhattan Plaza, 41st Floor, New York, New York 10005 ("Fortis"); and The Liberty Corporation, a South Carolina corporation with offices located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615 ("The Liberty Corporation"), with Fortis and The Liberty Corporation being parties for the limited purposes set forth herein.

                              W I T N E S S E T H:


                  WHEREAS, Liberty desires to provide to UFL, for itself and, from and after the closing (the "Closing") of the transaction contemplated by the Stock Purchase Agreement by and among Fortis, Interfinancial Inc., The Liberty Corporation, Liberty Life Insurance Company and The Liberty Marketing Corporation, dated as of November 13, 1997 (the "Stock Purchase Agreement"), for and on behalf of UFL and Pierce National Life Insurance Company, a California domiciled insurer with offices located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615 ("PNL"), and UFL, for itself and from and after the Closing for itself and PNL, desires to obtain from Liberty, the software modification, interface and development, data conversion, data processing, customer service and related services described in this Agreement, on the terms and conditions set forth in this Agreement.


                  NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, the parties hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

                  For all purposes of this Agreement, unless the context or use clearly indicates another or different meaning or intent, the following terms shall have the following meanings and such definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined. Terms other than those defined shall be given their plain English meaning.

                  "Account Manager" has the definition so provided in Section 3.09.

                  "Account Staff" has the definition so provided in Section
3.10.

                  "Activation Date" has the definition so provided in Section 4.02(a).

                  "Additional Services" has the definition so provided in
Section 3.06.

                  "Additional Service Fees" has the definition so provided in
Section 3.06.

                  "AFA, Brookings and Pan Western Data" means the policy administration data of PNL related to books of business currently administered by Liberty for PNL and referred to by such names.

                  "Affiliate" means, with respect to a Person, any other Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

                  "Agreement" means this Agreement together with the Exhibits attached hereto.

                  "Back-up Copies" has the definition so provided in Section
6.02.

                  "Base Fees" has the definition so provided in Section 8.01.

                  "Base Services" means, collectively, the Software Customization Services, the Data Conversion Services, the Data Processing Services and the Customer Services.

                  "Books and Records" has the definition so provided in Section 3.15(f).

                  "Candidate" has the definition so provided in Section 3.10.

                  "Change of Control Event" has the definition so provided in
Section 13.02(a).

                  "Claims Notice" has the definition so provided in Section
14.03.

                  "Closing" has the definition so provided in the Recitals to this Agreement.

                  "Confidential Information" has the definition so provided in
Section 10.01.

                  "Consents" has the definition so provided in Section 11.03.

                  "Consumer Price Index" means Employment Cost Index for total compensation, private industry workers, professional specialty and technical occupations as published by the United States Bureau of Labor Statistics of the Department of Labor.

                  "Control" and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  "Customer Services" has the definition so provided in Section 3.04.

                  "Customer Service Performance Standards" has the definition so provided in Section 3.04.

                  "Data Center" has the definition so provided in Section 3.07.

                  "Data Conversion Services" has the definition so provided in
Section 3.02.

                  "Data Processing Services" has the definition so provided in
Section 3.03.

                  "Data Processing Performance Standards" has the definition so provided in Section 3.03.

                  "Disaster Recovery Plan" has the definition so provided in
Section 7.01.

                  "Effective Date" has the definition so provided in the preamble.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "First Refusal Notice" has the definition so provided in
Section 13.02(c).

                  "FTE" has the definition so provided in Section 3.10.

                  "Genelco Software" means the Third Party Software identified on Exhibit N, as developed and/or licensed by Genelco Incorporated, a Missouri corporation.

                  "Indemnifying Party" has the definition so provided in Section 14.03.

                  "Indemnitee" has the definition so provided in Section 14.03.

                  "Insurance Risk" shall mean the mortality or morbidity risk for any Policy of UFL or, after Closing, UFL or PNL.

                  "Liberty" has the definition so provided in the preamble of this Agreement.

                  "Liberty Software" has the definition so provided in Section 4.02.

                  "Management Committee" has the definition so provided in
Section 12.01.

                  "Model Statute" has the definition so provided in Section 3.15(a).

                  "Modified Software" has the definition so provided in Section 4.03(a).

                  "Monthly New Business Fee" has the definition so provided in Section B of Exhibit Q.

                  "Monthly Processing Fee" has the definition so provided in Section A of Exhibit Q.

                  "Off-Site Facility" has the definition so provided in Section 6.02.

                  "Performance Standards" means, collectively, the Customer Services Performance Standards and the Data Processing Performance Standards.

                  "Person" means an association, firm, individual, partnership (general or limited), corporation, trust, financial institution, unincorporated organization or other entity.

                  "PNL" has the definition provided in the recitals to this Agreement.

                  "Policy" or "Policies" shall mean any of UFL's or, after Closing, PNL's insurance policies, whether individual or group, including paid up policies and policies on extended term insurance and reduced paid-up insurance under non-forfeiture options, policy riders, any associated policy benefits, and any annuity contract, whether originally issued by UFL or PNL, or whether acquired by UFL or PNL by assumption reinsurance or otherwise, which are the subject of this Agreement and which policies of UFL are more specifically identified in Exhibit U but shall specifically exclude any variable or separate account products.

                  "Pre-Need Policies" has the definition so provided in Section 3.01(e).

                  "Project Plan" has the definition so provided in Exhibit A. "Renewal Term" has the definition so provided in Article 2.

                  "Security Procedures" has the definition so provided in
Section 3.08.

                  "Software Customization Services" has the definition so provided in Section 3.01(c).

                  "Software Modifications" has the definition so provided in
Section 3.01(a).

                  "Special Dates" means dates used by programmers to create exceptions where no date could be determined as specified to serve as end-of-file indicators or to facilitate sort routines (e.g., 01/2/99 or 09/09/99). For example, such dates were generally used when the date is a mandatory field in a database, but could not be determined or specified, and which, when such date actually occurs, may cause computational errors.

                  "Specifications" has the definition so provided in Section 3.01(a).

                  "Standard Rates" XXX.

                  "Stock Purchase Agreement" has the definition so provided in the preamble to this Agreement.

                  "System" means the UFL Software, Liberty Software, Third Party Software and Modified Software.

                  "Term" has the definition so provided in Article 2.

                  "Termination Fee" has the definition so provided in Section 13.08.

                  "Third Party Software" has the definition so provided in
Section 4.06.

                  "UFL" has the definition so provided in the preamble.

                  "UFL Data" has the definition so provided in Section 5.01.

                  "UFL Software" has the definition so provided in Section 4.01.

                  "Year 2000 Compliant" means that software shall have the ability to:

                  (a) Correctly accept, recognize, manage, manipulate and perform calculations with respect to data involving dates or portions of dates that are before, during and after January 1, 2000 (including single-century formulas, multicentury formulas that reflect the century, Julian dates and binary dates) and not cause an abnormally ending scenario within the application or result in the generation of incorrect results or values involving dates;

                  (b) Cause all date-related input, user interface functionalities and data fields to include the indication of century. Liberty shall determine, in its discretion, how to display data; provided, however, that the ambiguity as to century shall be clearly evident to the product user, based on product function and documentation;

                  (c) Cause all date related functions (including but not limited to software interfaces) to include the indication of century if required;

                  (d) Cause all software, before, on and after January 1, 2000, to store and provide output of date information in ways that are unambiguous as to century, and to function accurately and without interruption at the same level and quality without changes in operation associated with the advent of the new century or the occurrence of Special Dates; and

                  (e) Manage the leap year occurring in the Year 2000.

                                   ARTICLE 2

                                      TERM

                  The term of this Agreement shall commence on the Effective Date and shall continue for a period ending five years following the date of the earlier to occur of: (i) the Closing or (ii) the date on which Liberty assumes responsibility for servicing the UFL Policies unless terminated earlier pursuant to Article 13 or extended as provided below (the "Term"). UFL, at its option, may renew this Agreement and extend the Term for an additional period of either five (5) years or three (3) years, at UFL's option (the "Renewal Term"), under the same terms and conditions by providing notice to Liberty in accordance with
Section 16.02 at least 180
days before the expiration of the initial Term described in the first sentence of this Article 2; provided, however, that during the Renewal Term the fees for Policy Administration and Data Processing, New Business and Data Processing (as adjusted pursuant to Section 8.07) shall be as provided in Exhibit Q in the column headed "Renewal Term." UFL's notice to renew shall specify whether the Renewal Term is to be three (3) years or five (5) years.

                                   ARTICLE 3

                              PROVISION OF SERVICES

                  3.01 Software Modification, Interface and Development Services

                  (a) The Data Processing Services to be provided by Liberty to UFL pursuant to this Agreement shall be provided using certain Liberty Software and Third Party Software. Liberty agrees to provide modifications (the "Software Modifications") to the Liberty Software and the Third Party Software to meet the functional specifications generally described on Exhibit A (the "Specifications"), and to install the Liberty Software and Third Party Software as so modified in the Data Center, all in accordance with the schedule set forth on Exhibit A (the "Development Schedule"), subject to testing by UFL as provided in
         Section 3.01(b) below. Notwithstanding the foregoing, the parties acknowledge that the Specifications and Development Schedule are general in nature and, accordingly, the parties agree to negotiate in good faith in accordance with the process described in Exhibit A under the heading "UFL Conversion and Transition Analysis Phase" to finalize and mutually agree upon a Project Plan on or before January 26, 1998, which will include detailed Specifications and a completed Development Schedule. Upon the agreement of the parties to the Project Plan, the detailed Specifications and Development Schedule included in the Project Plan shall supplement the general Specifications and Development Schedule included in Exhibit A, effective as of the date of approval of the Project Plan by UFL and Liberty. In the event that UFL and Liberty do not agree upon the Project Plan on or before January 26, 1998, UFL may, at its option, terminate this Agreement pursuant to
         Article 13 and receive a full refund of all amounts previously paid to Liberty pursuant to this Agreement less the actual out-of-pocket expenses incurred by Liberty since the date of this Agreement in performance of the Base Services and a fee for the time of Liberty's personnel engaged in the performance of the Base Services subsequent to the date of this Agreement calculated at the Standard Rates, up to a maximum retained by Liberty of Four Hundred Fifty Thousand Dollars ($450,000) for such expenses and services.

                  (b) UFL shall have sixty (60) days following the date of installation of all Software Modifications (and any modifications thereto) in final form in a model office environment, in which to conduct acceptance testing and to inspect, test and evaluate the Software Modifications to determine whether the Software Modifications (and any modifications thereto) meet the Specifications. Such period shall also be prior to the scheduled conversion of UFL Data to Liberty's data processing system pursuant to the Project Plan. If the Software Modifications (and any modifications thereto) do not meet the Specifications, UFL shall give Liberty written notice stating why the Software Modifications (and any modifications thereto) do not meet the Specifications. Liberty shall have ten (10) days from the receipt of such notice to correct the deficiencies. Following correction of such deficiencies by Liberty, UFL shall then have ten (10) days to reinspect, test and evaluate the Software Modifications (and any modifications thereto). The foregoing inspection and correction procedures shall be repeated until the Software Modifications are accepted by UFL; provided, however, in any event the Software Modifications contemplated in Section 3.01 (a) above (without further modification as contemplated by Section 3.01(c)) shall be satisfactorily completed by September 15, 1998, unless another date is specified in the Project Plan. Software Modifications will not be deemed accepted by UFL unless and until UFL sends written notice of such acceptance to Liberty; provided, however, that Software Modifications will be deemed accepted by UFL if UFL does not reject such Software Modifications within sixty (60) days of notification by Liberty that the Software Modifications are available for acceptance testing. Within thirty (30) days of acceptance of the Software Modifications (and any modifications thereto), Liberty shall make the Software Modifications available for production use by UFL and by Liberty in providing the services under this Agreement.

                  (c) As new versions or releases of the Liberty Software and the Third Party Software are installed by Liberty according to the requirements of this Agreement, Liberty shall make such further modifications thereto and to any Software Modifications (or any modifications thereto) operating in conjunction with such new versions or releases as may be necessary to cause the new versions or releases and the Software Modifications to continue to meet the Specifications. All modification services described in this Section 3.01 are sometimes referred to herein collectively as the "Software Customization Services."

                  (d) From and after the date on which Liberty begins to provide Customer Services with respect to Policies administered by UFL prior to such date, Liberty shall be responsible for maintaining the UFL Software used for processing policy administration data with respect to such Policies, for so long as such UFL Software continues to be used to process such data.

                  (e) Liberty agrees that the Software Modifications (and any modifications thereto) and any other software developed by Liberty as Additional Services will not be used by Liberty, or permitted to be used by any other person, for processing policy administration data for any current issuer of insurance contracts sold through or in connection with funeral homes as a funding vehicle for pre-need funeral service contracts ("Pre-Need Policies"). Liberty agrees that it will not disclose to any current issuer of Pre-Need Policies or any Affiliate of such issuer, the design or function of any such Software Modifications or other software developed pursuant to Additional Services: The provisions of this Section 3.01(e) are intended to retain for UFL the benefit of the use of the Software Modifications and any software developed by Liberty pursuant to Additional Services within the industry issuing Pre-Need Policies. Nothing contained in this Section 3.01(e) is intended to prevent Liberty from independently developing software pursuant to an independent request by a current issuer and/or marketer of Pre-Need Policies for purposes of processing policy administration data for such issuer or for servicing closed blocks of Pre-Need Policies.

                  3.02 Data Conversion Services. Beginning on the Effective Date, Liberty shall commence planning and analysis of the conversion of all of the AFA, Brookings and Pan Western Data and UFL policy administration data to a format appropriate for processing by Liberty at the Data Center as described further in Exhibit B (the "Data Conversion Services") for the fees set forth in Exhibit Q. Liberty shall complete the Data Conversion Services in accordance with the conversion Schedule also set forth in Exhibit B. The parties acknowledge that the description and definition of the Data Conversion Services and the Schedule therefor attached hereto as Exhibit B are general in nature and the parties agree to negotiate in good faith to agree on or before January 26, 1998 upon the Project Plan in accordance with the procedures outlined under the heading "UFL Conversion and Transition Analysis Phase" in Exhibit A, which plan will define the Data Conversion Services and Schedule therefor in greater detail. Upon approval of the Project Plan by UFL and Liberty, the final Data Conversion Services and the Schedule therefor included in the Project Plan shall supplement the general Data Conversion Services and the Schedule therefor set forth in Exhibit B.

                  3.03 Data Processing Services. Beginning on the date specified in the Project Plan, Liberty shall provide to UFL the services described in Exhibit C (the "Data Processing Services") at the levels of service set forth in Exhibit D (the "Data Processing Performance Standards") for the Base Fees set forth in Exhibit Q; provided, however, that Liberty shall not be bound by the Data Processing Performance Standards until it has commenced performing the Data Processing Services from its Data Center. For so long as Liberty shall agree to provide Data Processing Services with respect to all Policies maintained by UFL and, if the Closing has occurred, PNL under this Agreement,. Liberty shall be the exclusive provider of Data Processing Services for UFL and, if the Closing has occurred, PNL; provided, however, in the event that UFL and Liberty are unable to agree upon terms on which Policies other than those listed on Exhibit U or maintained by PNL on the Effective Date will be processed by Liberty under this Agreement, UFL and, if the Closing has occurred, PNL shall be entitled to have all such Policies as to which no such agreement is reached processed by a party other than Liberty.

                  3.04 Customer Services. Liberty shall provide to UFL the services described in Exhibit E (the "Customer Services") commencing, with respect to all UFL Policies, on April 1, 1998 and, with respect to all PNL Policies, on the date of Closing, at the levels of service set forth in Exhibit F (the "Customer Service Performance Standards") for the Base Fees set forth in Exhibit Q. For so long as Liberty shall agree to provide Customer Services with respect to all Policies maintained by UFL and, if the Closing has occurred, PNL under this Agreement, Liberty shall be the exclusive provider of Customer Services for UFL and, if the Closing has occurred, PNL; provided, however, in the event that UFL and Liberty are unable to agree upon terms on which Policies other than those listed on Exhibit U or maintained by PNL on the Effective Date will be processed by Liberty under this Agreement, UFL and, if the Closing has occurred, PNL shall be entitled to have all such Policies as to which no such agreement is reached processed by a party other than Liberty.

                  3.05 Special Projects. To the extent that the Data Processing Services to be provided under this Agreement require less than the number of system development professional FTEs required by Section 3.10 below, Liberty will apply such additional resources (up to the number of FTEs required by Section 3.10), at no additional charge, to projects requested and defined from time to time by UFL. This FTE level will be adjusted as described in Section 3.10.

                  3.06 Additional Services. UFL may from time to time request that Liberty perform services (1) outside the scope of the Base Services or (2) to augment or supplement the Base Services (the "Additional Services"). As to all requests for Additional Services that are reasonably related to services then being provided by Liberty to UFL under this Agreement or otherwise reasonably related to the business of UFL or PNL or the logical extensions of such businesses, Liberty will agree to provide the Additional Services, subject to the reasonable availability of resources within Liberty to perform such services at the time requested and subject to the remaining provisions of this
Section 3.06. Upon receipt of such a request from UFL, Liberty shall inform UFL as soon as practicable after receipt of UFL's request as to whether Liberty is able (subject to provisions of the immediately preceding sentence) to perform such Additional Services and, if so, Liberty shall provide UFL with (a) a written description of the work Liberty anticipates performing in connection with such Additional Services, (b) a Schedule for commencing and completing the Additional Services and (c) Liberty's charges for such Additional Services (the "Additional Service Fees") which charges shall be calculated using those rates set forth on Exhibit G (the "Standard Rates"). In the event UFL elects to have Liberty perform the Additional Services, UFL and Liberty shall execute a written amendment to this Agreement in substantially the form set forth in Exhibit H (the "Amendment for Additional Services"). Liberty shall not begin performing any Additional Services until an Amendment for Additional Services in respect of such Additional Services has been executed on behalf of UFL, as agreed by UFL and Liberty and in compliance with any applicable Third Party software restrictions. Any and all Modified Software developed by Liberty pursuant to Additional Services shall be subject to an acceptance procedure substantially similar to those procedures set forth in Section 3.01(b).



                  3.07 Data Center. The Data Processing Services and the Customer Services shall be provided from (1) the data centers identified in
Exhibit I and (2) any other location selected by Liberty and identified in advance to UFL ((1) and (2) collectively, the "Data Center"). Liberty may provide the Data Processing Services or the Customer Services from another location or locations which meet the security provisions of Section 3.08 and may provide the Data Processing Services and the Customer Services subject to a Disaster Recovery Plan which meets the standards set forth in Section 7.01, as long as Liberty continues to perform services in accordance with the Performance Standards.


                  3.08 Data Center Security Procedures. During the Term and the Renewal Term, Liberty shall maintain and enforce security procedures at the Data Center that are at least as rigorous as those security procedures in effect at the Data Center as of the date of this Agreement, which security procedures are set forth in Exhibit J (the "Security Procedures").

                  3.09 Account Managers. Liberty shall appoint Doug Donivan as the individual who shall be in charge of the Base Services and the Additional Services (the "Account Manager"). In addition, Liberty shall appoint Keith Medley as the program manager responsible for supervision of all technical aspects of the Software Customization Services, Data Conversion Services and Data Processing Services. Liberty shall (1) assign Mr. Medley to work on a dedicated full-time, first priority basis under this Agreement, (2) provide UFL with as much notice as possible of any change in the identity of the Account Manager, (3) not reassign the Account Manager during the first year of the Term, or Mr. Medley at any time prior to the completion of the Data Conversion Services, and (4) use its best efforts to cause any transition of either Mr. Medley or the Account Manager to be orderly and efficient.


                  3.10 Account Staff. During the term of the Agreement, Liberty shall maintain sufficient staff to provide, and management to supervise, the Base Services (the "Account Staff"), which staffing shall at a minimum include five (5) system development professional full-time equivalents ("FTEs"), inclusive of appropriate management and supervision, assigned to the UFL account with a total of 1650 hours per year per FTE of time available to work on Base Services and Special Projects. The five (5) FTE level will be increased or decreased appropriately as reasonably required to maintain the Data Processing Performance Standards; provided, however, to the extent not required in order to maintain the Data Processing Performance Standards, the number of FTEs may be decreased (in increments of 0.1 FTEs) pro rata from five (5) FTEs, based on aggregate Monthly Processing Fees and Monthly New Business Fees at an annualized rate of $XXX, to a minimum of three (3) FTEs, based on aggregate Monthly Data Processing Fees and Monthly New Business Fees at an annualized rate of $XXX. Adjustments in the number of FTEs available pursuant to this Section 3.10 shall be made on a quarterly basis based upon aggregate Monthly Processing Fees and Monthly New Business Fees paid in the immediately preceding calendar quarter. UFL may at any time and with reasonable cause require Liberty to promptly remove a specified employee of Liberty from the Account Staff currently in place. Prior to hiring or otherwise engaging any person who would be an exempt employee who will (1) replace any member of the Account Staff directly assigned to providing the Base Services or the Additional Services, including any Account Manager, or
(2) otherwise perform functions predominantly in connection with the Base Services ((1) and (2), each a "Candidate"), Liberty shall provide UFL with (a) a summary of the Candidate's qualifications, (b) a description of the tasks the Candidate is to perform, and (c) an opportunity to consult with Liberty regarding the Candidate. Upon review of the Candidate's qualifications, UFL may object to the Candidate on the grounds that the Candidate is not sufficiently qualified to perform the contemplated tasks. Notwithstanding any such objection, Liberty may hire the Candidate and assign the Candidate to the Account Staff. If within ninety (90) days of the first day the Candidate performs a significant task in connection with the Base Services or the Additional Services and UFL (i) notifies Liberty that the Candidate's performance is inadequate and (ii) provides reasonable documentation to support this conclusion, Liberty shall remove the Candidate from the Account Staff.


                  3.11 Conduct of Liberty's Personnel. While on UFL's premises, Liberty's personnel shall (1) observe the rules and requirements of UFL regarding personal or professional conduct and appearance and (2) otherwise conduct themselves in a businesslike manner. In the event that UFL determines that a particular employee or employees of Liberty is not conducting himself, herself, or themselves appropriately, UFL may notify Liberty of, and provide Liberty documentation of such fact and Liberty shall promptly remove him, her or them from the Account Staff.

                  3.12 Performance Standards.

                  (a) After receipt of notice from UFL in respect of Liberty's failure to provide the Data Processing Services and Customer Services in accordance with the Performance Standards, Liberty shall, within five (5) business days: (i) perform a root-cause analysis to identify the cause of such failure, and (ii) provide UFL with a report detailing the cause of, and procedure for correcting, such failure, which report shall address how the procedure for correcting the failure will prevent recurrences. Liberty shall then (x) use commercially reasonable efforts to correct the problem as soon as practicable, and (y) take all reasonable measures to prevent recurrence of the failure.

                  (b) The Management Committee shall review during the last quarter of every calendar year and may adjust, as appropriate, the Performance Standards for the next succeeding calendar year and reflect any necessary adjustment in the Base Fees resulting from any such change in the Performance Standards; provided, however, that any such adjustment in the Base Fees or change in the Performance Standard must be embodied in a written amendment to this Agreement executed by UFL and Liberty. In addition, either UFL or Liberty may, at any time upon notice to the other party, initiate discussions to review and, upon agreement by the Management Committee, adjust any Performance Standards which such party in good faith believes is inappropriate at that time.

                  3.13 Changes.

                  (a) Changes in any Base Services or Additional Services shall become effective only when a written change request is executed by authorized representatives of both parties.

                  (b) Requests for changes in any Base Services or Additional Services shall be treated by the parties in the same manner as requests for Additional Services.

                  3.14 Acquisition of PNL by Fortis. From and after the Closing, all insurance and other policies, data, customers, and other assets of PNL shall, for all purposes of this Agreement and the rights and obligations of the parties hereunder, be deemed to be insurance and other policies, data, customers and other assets of UFL (i.e., all data and information of PNL of the types included in UFL Data shall become, and be deemed to be for all purposes of this Agreement, UFL Data). From and after the Closing, the obligations of Liberty under this Agreement with respect to Data Processing Services and Customer Services shall apply equally to Policies, data, customers and other assets of the type covered by this Agreement.

                  3.15 Other Base Services.

                  (a) Liberty agrees to provide the Customer Services in accordance with standard insurance industry practice, conducting itself in a manner which complies either with the Model Statute for Third Party Administrators as promulgated by the National Association of Insurance Commissioners ("Model Statute"), as the Model Statute is amended from time to time, or, alternatively, in a manner which complies with appropriate state regulations or legislation governing the Customer Services to be provided herein.

                  (b) Liberty agrees that all claims paid by Liberty from funds collected on behalf of UFL or PNL shall be paid only on checks or drafts of UFL or PNL, respectively, and as authorized by UFL or PNL, respectively.

                  (c) To the extent required by applicable state law, Liberty agrees to provide a written notice to the insureds or policyholders, as mutually agreed upon by Liberty and UFL, advising the UFL insureds or policyholders and, after Closing, the UFL and PNL insureds or policyholders, of the identity of and relationship among Liberty, the insured and UFL or PNL. The cost of such notices, however, shall be borne solely by UFL as pass-through costs. Liberty agrees that if Liberty collects funds from the insured or policyholder of UFL or, after Closing, UFL or PNL, Liberty will provide the insured or policyholder with written notice of the premium charged by UFL or PNL for such insurance coverage.

                  (d) Liberty agrees that information which identifies an individual covered by an ERISA plan is confidential, and that all such information furnished by UFL or, after Closing, by UFL or PNL to Liberty hereunder is confidential. During the time such ERISA confidential information is in Liberty's custody or control, Liberty agrees to hold such information in compliance with Article 10 and to take all reasonable precautions to prevent disclosure or use of the ERISA confidential information for a purpose unrelated to the administration of the ERISA plan. Liberty agrees to disclose such ERISA confidential information only: (a) in response to a court order; (b) for an examination conducted by the applicable insurance regulator for an audit or investigation conducted under ERISA; (c) to or at the request of UFL or, after Closing, of UFL or PNL; or (d) with the written consent of the identified individual or his or her legal representative.

                  (e) Liberty agrees to comply with the bond and insurance requirements of each state in which Liberty administers claims for UFL or, after Closing, UFL or PNL.


                  (f) Liberty agrees to establish and maintain facilities and procedures for the safekeeping of UFL's and, after Closing, UFL's and PNL's Policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials relative to this Agreement and to the Base Services and the Additional Services to be provided by Liberty hereunder, and all transactions between Liberty, UFL and, after Closing, UFL and PNL, and UFL's and PNL's insureds, which shall include the identity and addresses of policyholders and certificate holders (collectively, "Books and Records"). Except as otherwise provided by regulatory authority, Liberty agrees to maintain the Books and Records of UFL and, after Closing, UFL and PNL at either UFL's or PNL's place of operations, at Liberty's principal administrative office, or at such other designated site mutually agreed upon, for the duration of this Agreement and for a period of six (6) years thereafter, unless otherwise instructed by UFL or PNL, or, at UFL's or PNL's request, shall transfer such Books and Records to UFL or UFL's designee, or to PNL or PNL's designee, respectively, at UFL's and PNL's respective cost. Such retention period for Books and Records may be extended by UFL or PNL if required by regulatory or taxing authority. Any additional expense associated with the longer retention period shall be borne by UFL or PNL.


                  (g) Liberty agrees that UFL and, after Closing, UFL and PNL, and any applicable insurance or pre-need regulator, shall have reasonable access, during Liberty's normal business hours, to all pertinent Books and Records of UFL and PNL which relate to the

         Base Services to be performed under this Agreement for the purpose of examination, audit and inspection, in a form usable by them. UFL and, after Closing, UFL and PNL, and any applicable insurance or pre-need regulator, shall keep confidential any of Liberty's confidential information or trade secrets contained in the Books and Records of UFL or PNL, provided that the applicable insurance or pre-need regulator may use such information in a proceeding instituted against UFL, PNL or Liberty.

                  (h) In addition to the provisions of Article 9, Liberty agrees that UFL and, after Closing, UFL and PNL, or each of its duly authorized independent auditors, shall have the right under this Agreement to perform on-site audits of the Books and Records of UFL or PNL, respectively, directly pertaining to the Policies for which Liberty is performing the Base Services and the Additional Services under this Agreement, in accordance with reasonable procedures and at reasonable frequencies.

                  (i) In addition to the provisions of Article 10, Liberty, and any employee, agent, attorney, accountant, advisor, consultant, or other representative of Liberty with a need to know, shall keep UFL's and, after Closing, UFL's and PNL's confidential data and confidential information to which Liberty is directly accessible in the implementation and performance of the Base Services and the Additional Services in strictest confidence and, except for disclosures strictly required by public agencies having jurisdiction over Liberty or UFL or PNL or made as required by law or applicable regulation, will not disclose any such data and/or information to third parties without the express written consent of UFL or PNL, respectively.

                  (j) Liberty agrees that Liberty shall be responsible for the following functions:

                           (1) Liberty agrees to maintain detailed books and
records that reflect all administered transactions specifically in regard to premiums for the Policies, agents' commissions for the Policies, Liberty's administrator's fees, contributions received and deposited on behalf of UFL and, after Closing, UFL and PNL, claims paid on behalf of UFL and, after Closing, UFL and PNL, and authorized expenses paid on behalf of UFL and, after Closing, UFL and PNL.

                           (2) The detailed preparation, journalizing, and
posting of Books and Records shall be made in accordance with the terms and conditions of this Agreement, and, if applicable, in accordance with ERISA, as amended, and in such a manner as to enable UFL and, after Closing, UFL and PNL to complete its respective annual financial statement in accordance with the National Association of Insurance Commissioners' guidelines, as amended, or other reports as may be required by any applicable law or insurance or pre-need regulatory authority.

                           (3) Liberty shall maintain a cash receipts register
of all premiums and contributions received.


                           (4) The description of a disbursement shall be in
sufficient detail to identify the source document the purpose of the disbursement; and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the person to whom the disbursement was made;
(iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Liberty shall prepare a written record as to the application for the disbursement. If the disbursement is for the earned administrative fee or commission, the disbursement shall be supported by evidential matter. The evidential matter must be referenced in the journal entry so that it may be traced for verification.

                           (5) Liberty shall prepare and maintain monthly
financial institution account reconciliations if such service is requested by UFL or PNL as part of the Base Services or as an Additional Service.

                           (6) Liberty shall render accounts to UFL and, after
Closing, to UFL and PNL detailing all transactions and remit all money due to UFL and, after Closing, to UFL or PNL, under this Agreement at least monthly. Liberty will not less often than monthly render an accounting to UFL and, after Closing, to UFL and PNL, detailing all transactions performed by Liberty pertaining to the Policies for which Liberty is performing Base Services and Additional Services under this Agreement.


                  (k) Liberty agrees that it will maintain complaint records and logs for UFL and, after Closing, UFL and PNL, as required by respective insurance regulatory authorities. Liberty will follow prescribed UFL standards for response to such complaints and for other complaints which are not received through an insurance regulatory authority. Liberty will make available all records and logs required in connection with any audits or examinations of UFL and, after Closing, UFL and PNL. Liberty will notify UFL and, after Closing, UFL and PNL, of any suspected employee or agent fraud or defalcations within forty-eight
         (48) hours of Liberty becoming aware of such suspected problem. Liberty will promptly notify UFL and, after Closing, UFL and PNL, of any threatened or filed lawsuits which have any connection to the Policies or to this Agreement. Liberty will provide UFL and, after Closing, UFL and PNL, with a copy of any proposed written response to an insurance regulatory authority complaint on behalf of UFL or PNL, and UFL or PNL, as the case may be, shall either approve said proposed written response or make suggested changes within forty eight (48) hours of receipt of said proposed written response in order to facilitate a timely response to the insurance regulatory authority on behalf of UFL or PNL, respectively.


                  (l) Notwithstanding anything to the contrary herein, Liberty shall not receive commissions, fees, or charges contingent upon savings obtained in the adjustment, settlement and payment of losses covered by UFL's obligations, and, after Closing, UFL's and PNL's obligations, but Liberty may receive compensation based on premiums or charges collected or the number of claims paid or processed. Liberty shall not receive from UFL and, after Closing, UFL and PNL, or any covered individual any compensation or other payments except as expressly set forth in this Agreement.

                  (m) In addition to the provisions of Article 10, Liberty shall not use any confidential information for any purpose other than providing the Base Services and the Additional Services to UFL or, after Closing, PNL.

                  (n) Except as specifically granted in this Agreement, this Agreement grants to Liberty no right to use, possess, or reproduce any products or customer lists or other confidential material of UFL or any UFL affiliate company or, after Closing, UFL or PNL or any UFL or PNL affiliate company.

                  (o) Upon termination of this Agreement, any monies held by Liberty on behalf of UFL or PNL and owing to UFL or PNL shall immediately become due and payable and shall be forwarded to UFL or PNL, as the case may be. Thereafter, any additional funds of UFL or PNL received by Liberty shall immediately be sent to UFL or PNL, as the case may be.

                  (p) Any policies, certificates, booklets, termination notices or other written communications delivered by UFL or PNL to Liberty for delivery to UFL or PNL policyholders shall be delivered by Liberty promptly after receipt of instructions from UFL or PNL to do so.

                  (q) Payments received by Liberty for insurance on behalf of UFL or PNL shall be deemed received by UFL or PNL, respectively. The payment of return premiums or claims by UFL or PNL to Liberty is not considered payment to UFL or PNL or claimant until the payments are received by UFL or PNL or claimant.

                  (r) Liberty may only use advertising pertaining to the business of UFL or PNL which has been approved in writing by UFL or PNL, and which has been approved by state regulatory authorities as required by applicable insurance or pre-need laws.

                  (s) In performing the Base Services and the Additional Services, Liberty must use the underwriting standards which are set by UFL or PNL in writing.

                  (t) Notwithstanding any other provision in this Agreement to the contrary, whenever a policy is issued to a trustee, a copy of the trust agreement and any amendments to it must be furnished to UFL or PNL by Liberty and be retained as part of the official records of both Liberty and UFL or PNL, respectively, for the duration of the policy and for five (5) years thereafter.

                  (u) All insurance charges, premiums, returned premiums, or other money collected by Liberty on behalf of UFL or PNL shall be held by Liberty in a fiduciary capacity and deposited in an account established and maintained by Liberty on behalf of UFL or PNL, respectively, or such other account as UFL or PNL may designate.

                  3.16 Provisions Related to Certain Insurance Laws. Liberty and UFL and, after Closing, Liberty, UFL and PNL, each agree as follows:

                  (a) Pursuant to A.R.S. Section 20-485.01.E of the Insurance Laws of the State of Arizona which specifies that UFL must provide fifteen (15) days written notice to the Director of Insurance for the State of Arizona in the event of termination, cancellation or any other change in the Agreement, Liberty and UFL and, after Closing, Liberty, UFL and PNL, all agree to provide such notice in compliance therewith in the event any of the services provided under this Agreement are provided in ARIZONA.

                  (b) Liberty and UFL and, after Closing, Liberty, UFL and PNL, all agree as follows in the event any of the services provided under this Agreement are provided in GEORGIA: Liberty agrees to maintain for UFL and PNL, at Liberty's principal administrative office, a complete file of all UFL's and PNL's advertisements, regardless of by whom written, created or designed, which are used by UFL and PNL, respectively, with respect to policyholders or potential policyholders of UFL and PNL located in Georgia, with a notation indicating the manner and extent of distribution and the form number of any Policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five (5) years. UFL and PNL shall each prepare, with Liberty's assistance, and Liberty shall, on behalf of UFL and PNL, respectively, file with the Commissioner of Insurance of the State of Georgia on or before March 1 in each year, UFL's and PNL's certification executed by an authorized officer of UFL and PNL, respectively, wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by Liberty, on behalf of UFL and PNL, during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of GEORGIA.

                  (c) Pursuant to Sections 41-905, 41-909, 41-910, and 41-911 of
         the Idaho Code, Liberty and UFL and, after Closing, Liberty, UFL and PNL, all agree as follows in the event any of the services provided under this Agreement are provided in IDAHO:

                           (1) Notwithstanding any other provision in this
Agreement to the contrary, Liberty may only use advertising pertaining to the business underwritten by UFL and PNL which has been approved in writing by UFL and PNL, respectively. UFL and PNL shall each have the prior approval of the Director of Insurance before approving advertising for use by Liberty.

                           (2) Notwithstanding any other provision in this
Agreement to the contrary, any policies, certificates, booklets, termination notices or other written communications delivered by UFL or PNL to Liberty for delivery to its respective policyholders shall be delivered by Liberty promptly after receipt of instructions from UFL or PNL to do so.

                           (3) Notwithstanding any other provision in this
Agreement to the contrary, compensation to Liberty for any Policies where Liberty adjusts or settles claims shall in no way be contingent on a claim experience.

                           (4) Notwithstanding any other provision in this
Agreement to the contrary, Liberty will retain records of UFL and PNL, respectively, for a period of six (6) years.

                           (5) Notwithstanding any other provision in this
Agreement to the contrary, Liberty shall be bonded in an amount not less than ten percent (10%) of the amount of total funds handled with a minimum bonding amount of $5,000. For purposes of fixing the amount of such bond, the amount of funds handled shall be determined by the total funds handled by Liberty during the preceding year, or if no funds were handled during the preceding year, the amount of funds reasonably estimated to be handled during the current calendar year by Liberty. Such bond shall provide protection to UFL and PNL, respectively, against loss by reason of acts of fraud or dishonesty and may include individual bonds or Schedule or blanket forms of bonds. Only one (1) such bond shall be required of Liberty for all insureds which utilize the services of Liberty, unless provided otherwise in this Agreement or any amendments thereto.

                  (d) Pursuant to Section 33-17-602, Montana Code Annotated, Liberty and UFL and, after Closing, Liberty, UFL and PNL, all agree as follows in the event any of the services provided under this Agreement are provided in MONTANA:

                           (1) Notwithstanding any other provision in this
Agreement to the contrary, payments received by Liberty for insurance on behalf of UFL or PNL, respectively, shall be deemed received by UFL or PNL, respectively. The payment of return premiums or claims by UFL or PNL to Liberty is not considered payment to UFL or PNL or claimant until the payments are received by UFL or PNL or claimant.

                           (2) Notwithstanding any other provision in this
Agreement to the contrary, Liberty may only use advertising pertaining to the business of UFL or PNL which has been approved in writing by UFL or PNL, respectively.

                           (3) Notwithstanding any other provision in this
Agreement to the contrary, underwriting standards are set by UFL or PNL, respectively.

                           (4) Notwithstanding any other provision in this
Agreement to the contrary, any policies, certificates, booklets, termination notices, or other written communications delivered by UFL or PNL to Liberty for delivery to UFL's or PNL's policyholders shall be delivered by Liberty promptly after receipt of instructions from UFL or PNL to do so.

                           (5) Notwithstanding any other provision in this
Agreement to the contrary, this Agreement must be retained as part of the official records of both Liberty and UFL and PNL, respectively, for the duration of this Agreement and for five (5) years thereafter.

                           (6) Notwithstanding any other provision in this
Agreement to the contrary, whenever a policy is issued to a trustee, a copy of the trust agreement and any amendments to it must be furnished to UFL or PNL by Liberty and be retained as part of the official records of both Liberty and UFL or PNL for the duration of the policy and for five (5) years thereafter.

                           (7) Notwithstanding any other provision in this
Agreement to the contrary, with respect to any policies where Liberty adjusts or settles claims, the compensation to Liberty with regard to the policies shall in no way be contingent on claim experience, but may be based on premiums or charges collected or number of claims paid or processed.

                  (e) Pursuant to N.R.S. 683A.0857 of the Insurance Laws of the State of Nevada, Liberty and UFL and, after Closing, Liberty, UFL and PNL, all agree as follows in the event any of the services provided under this Agreement are provided in NEVADA:

                           (1) Notwithstanding any other provision in this
Agreement to the contrary, Liberty will retain records of UFL and PNL for a period of at least five (5) years.

                           (2) Notwithstanding any other provision in this
Agreement to the contrary, Liberty will hold in a fiduciary capacity all insurance charges or premiums collected by it on behalf of or for UFL or PNL with respect to insureds, and return premiums received from UFL or PNL, respectively. Liberty shall comply with all applicable fiduciary account statutes and regulations. Liberty will immediately (and in any event within fifteen days) remit such funds to the person or persons entitled thereto, or shall promptly (and in any event within fifteen days) deposit them in a fiduciary account established and maintained by Liberty in the name of UFL or PNL, respectively, which fiduciary account, with respect to funds relating to Nevada policyholders, shall be deposited in an account located at a financial institution located in Nevada. Liberty shall require the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer for which Liberty may collect charges or premiums. Liberty shall promptly obtain and keep copies of all such records and, upon request of UFL or PNL, respectively, furnish UFL or PNL with copies of such records pertaining to deposits and withdrawals on behalf of or for UFL or PNL, respectively. Liberty may make withdrawals from such account for:

                                    i. remittance to UFL or PNL when entitled
thereto;

                                    ii. transfer to and deposit in a claims
paying account, with claims to be paid as provided in this Agreement; or

                                    iii. remittance of return premiums to the
person or persons entitled thereto.

                  (f) Pursuant to Chapter IV of the Wyoming Insurance Regulations, Liberty and UFL and, after Closing, Liberty, UFL and PNL, all agree as follows in the event any of the services provided under this Agreement are provided in WYOMING:

                           (1) Notwithstanding any other provision in this
Agreement to the contrary, payments received by Liberty for insurance on behalf of UFL or PNL, respectively shall be deemed received by UFL or PNL, respectively.

                           (2) Notwithstanding any other provision in this
Agreement to the contrary, Liberty may only use advertising pertaining to UFL or PNL which has been approved in writing by UFL or PNL, respectively.

                           (3) Notwithstanding any other provision in this
Agreement to the contrary, underwriting standards are to be set by UFL and PNL, respectively.

                           (4) Notwithstanding any other provision in this
Agreement to the contrary, withdrawals from any bank account shall be made for the following items: (i) remittance to UFL or PNL, respectively; (ii) deposit into account for UFL or PNL, respectively; (iii) transfer to or deposit in claims paying account; (iv) payment to a group policy; (v) payment to Liberty for its commissions (if any); and (vi) remittance of returned premiums to persons.

                           (5) Notwithstanding any other provision in this
Agreement to the contrary, Liberty may only act in the capacity in which it is licensed.

                           (6) Notwithstanding any other provision in this
Agreement to the contrary, when Liberty is used as an administrator, UFL and PNL, respectively, shall each provide such information in writing to the insured.

                  3.17 Certain Agreements Regarding Benefit Plans and Other Employee Matters.

                  (a) For purposes of this section, "Company Employee" means each individual employed by UFL or any of its Affiliates ("Prior Employer") at the Effective Date who is hired by Liberty in connection with this Agreement prior to the thirtieth (30th) day following the date on which servicing of the UFL Policies is assumed by Liberty.

                  (b) With respect to each Company Employee, service with the Prior Employer shall be counted for purposes of determining whether any period required for eligibility to participate or to vest in benefits is satisfied under Liberty's benefit plans to the same extent such service was counted in any similar type of benefit plan of the Prior Employer under which such Company Employee was covered at the Effective Date including, without limitation, carry over of accumulated and unused sick leave up to 400 hours or vacation, in each case as of date of termination of employment with the Prior Employer and provided, however, that any such service will be credited only up to 10 years after age 40 for purposes of eligibility for the post-retirement medical plan coverage of Liberty and for eligibility for early retirement under The Liberty Corporation Retirement and Savings Plan (as amended and restated effective April 1, 1997). For purposes of deductible limits and out of pocket annual maximums under their welfare plans, Liberty shall credit each Company Employee with the actual applicable deductibles satisfied and actual amounts credited toward out of pocket annual maximums, in each case in the year in which hire of such Company Employee occurs, under the same type of benefit plan in which such Company Employee is participating as of date of termination of employment with the Prior Employer. For each Company Employee, Liberty group health plans shall not exclude coverage for pre-existing conditions.

                                   ARTICLE 3A.

                          CERTAIN COVENANTS OF UFL AND,
                           AFTER CLOSING, UFL and PNL

                  3A.01 UFL and, after Closing, UFL and PNL, each acknowledges that Liberty assumes no Insurance Risk for any of UFL's or PNL's Policies, policyholders, certificateholders, and insureds. UFL and, after Closing, UFL and PNL, shall each retain the Insurance Risk for all of UFL's and PNL's Policies, policyholders, certificateholders, and insureds.

                  3A.02 UFL agrees to provide to Liberty, at UFL's sole expense, access to UFL's employees and independent contractors that may be required in the performance of the Base Services.

            3A.03 UFL and, after Closing, UFL and PNL each agrees that it shall be solely responsible for determining the benefits, premium rates, underwriting standards and criteria, claims payment procedures and claims settlement procedures applicable to coverage of UFL's and PNL's Policies, respectively, for which the Base Services and the Additional Services are to be performed by Liberty, and for securing reinsurance for the Policies, if any is necessary. UFL and, after Closing, UFL and PNL shall each provide Liberty, in writing, with all rules, procedures, guidelines, and instructions pertaining to these matters.

            3A.04 UFL and, after Closing, UFL and PNL each agrees that it shall be responsible for approving all written responses to insurance or pre-need regulators relating to the Policies or to acts or omissions of agents who sold or serviced the Policies. UFL and, after Closing, UFL and PNL each agrees that it will approve or revise any Liberty drafted responses to insurance or pre-need regulators within forty-eight (48) hours of receipt of said proposed written response from Liberty in order to facilitate a timely response on behalf of UFL or PNL to the insurance or pre-need regulator.

            3A.05 UFL and, after Closing, UFL and PNL each agrees that it shall be responsible for filing and maintaining anti-fraud plans in the jurisdictions requiring such anti-fraud plans to be filed, whether currently required or required during the term of this Agreement. Liberty shall cooperate with UFL in UFL's efforts to prepare any such required anti-fraud plan.

            3A.06 UFL agrees to allow Liberty to offer employment to those of UFL's employees identified by UFL in writing in a list provided to Liberty by UFL on or before December 1, 1997, to assist Liberty in the performance of the Base Services, and will cooperate with Liberty to support an orderly transition of the Customer Services, the Data Conversion Services, the Data Processing Services, the Software Customization Services and the Software Modifications. UFL agrees that UFL shall bear all costs and expenses associated with any employment termination costs, severance costs and costs of employee benefits for UFL's employees who are displaced as a result of this Agreement. Liberty agrees to provide employees hired from UFL with a benefit program consistent with Liberty's then current benefit programs.

            3A.07 UFL and, after Closing, UFL and PNL each agrees that it shall be responsible for fulfilling all lawful obligations provided for under the Policies which are serviced by Liberty pursuant to this Agreement, regardless of any dispute between UFL, or PNL, and Liberty.


            3A.08 UFL and, after Closing, UFL and PNL, each agrees that Liberty shall have the right, as Liberty deems necessary from time to time, to audit UFL-provided facts and figures and, after Closing, UFL- and PNL-provided facts and figures, in order to independently verify any information provided by either UFL or PNL. Any such audit shall be conducted by Liberty during UFL's or PNL's normal business hours and at Liberty's sole expense. All such audits pursuant to this Section 3A.08 shall be conducted in such a manner so as not to unreasonably interfere with UFL's or PNL's normal operations. While on UFL's or PNL's premises, Liberty's personnel shall (1) observe the rules and requirements of UFL or PNL regarding personal or professional conduct and appearance and (2) otherwise conduct themselves in a businesslike manner. In the event that UFL or PNL determines that a particular employee or employees of Liberty is not conducting himself, herself or themselves appropriately, UFL or PNL may notify

Liberty of, and provide Liberty documentation of, such fact and Liberty shall promptly correct such conduct to UFL's or PNL's reasonable satisfaction or remove him, her or them from UFL's or PNL's premises. All Confidential Information of UFL or PNL obtained as a result of any monitoring, audits or inspections pursuant to this Section 3A.08 shall be held by Liberty in accordance with the provisions of Article 10.


            3A.09 UFL and, after Closing, UFL and PNL, each agrees that fees specified for the Base Services may be increased by Liberty in the event that major legislative and/or regulatory changes affecting the Policies which occur during the term of this Agreement and which are not currently contemplated by the parties cause Liberty's cost of performing the Base Services to result in unforeseen increases; provided that such increase shall not exceed XXX.


                                   ARTICLE 4

                         SYSTEMS AND PROPRIETARY RIGHTS

            4.01 UFL Software. UFL hereby grants to Liberty, at no cost to Liberty, a nonexclusive, royalty-free, non-transferable right and license to use, copy, maintain and adapt the software listed in Exhibit L, together with any and all associated documentation (the "UFL Software") solely to provide the Base Services and the Additional Services, subject to any and all applicable license restrictions of UFL's third-party software licensors. To the extent necessary, UFL shall, at its expense, obtain from applicable third-party software licensors, the right of Liberty to use and modify the UFL Software as a third party consultant to UFL as necessary to perform the Base Services. Upon expiration or termination of this Agreement for any reason or the end of Liberty's need to use portions of the UFL Software, the applicable rights granted to Liberty in this Section 4.01 immediately shall, except as necessary for Liberty to carry out its obligations under Section 13.07(1) of this Agreement revert to UFL, and Liberty shall, except as necessary for Liberty to carry out its obligations under Section 13.07(1) of this Agreement, (1) deliver to UFL, a current copy of all the UFL Software in the form in use as of the date of such expiration or termination, (2) destroy or erase all other copies of the UFL Software in Liberty's possession, and (3) certify in writing that Liberty has complied with the obligations of this paragraph. All modifications, enhancements or other changes in the UFL Software made by or for Liberty shall be and shall remain the sole and exclusive property of UFL and be included in the license granted hereby.

            4.02 Liberty Software.

            (a) License. Liberty hereby grants to UFL, at no cost to UFL, a perpetual, non-transferable (except as transferability is permitted in this Agreement), royalty-free, worldwide, non-exclusive license to use, execute, reproduce, display, perform, modify, prepare derivative works based upon and sublicense as provided in Section 4.02(c) all software (including but not limited to modifications or enhancements to software owned by others) owned by Liberty and used at any time during the Term to provide the Base Services or Additional Services (the "Liberty Software"), together with any and all associated documentation for use by UFL in connection with the Base Services and the Additional Services and, following the termination of this Agreement, in connection with performing, or having performed by others, services for UFL's Policies comparable to the Base Services and the Additional Services. The Liberty Software as of the date of this Agreement is set forth on Exhibit M. The software licensed hereunder may not be used by UFL until expiration of this Agreement or, if earlier, the date UFL sends notice of termination to Liberty (the "Activation Date") provided that prior to the actual date of termination or expiration, the Liberty Software will only be used in a non-production environment.

            (b) Title to Software and Confidentiality. UFL acknowledges that Liberty represents that the Liberty Software, all copies thereof and all related documentation, are proprietary to Liberty. Nothing in this Agreement grants title of the Liberty Software, or any patents, copyrights, trademarks and trade secrets therein, to UFL. In addition to the obligations of UFL pursuant to Article 10, UFL shall protect the confidentiality of all source code and related documentation, object code and other confidential and proprietary information, trade secrets, and know-how related to the Liberty Software that UFL receives from Liberty in connection with the license of the Liberty Software, and UFL shall use such source code, documentation, object code and other information, trade secrets and know-how only for the purposes of exercising UFL's rights under its license to the Liberty Software. UFL shall not sell its license to use the Liberty Software to a third party (except as permitted by Section 4.02(c) or 16.01) or disclose any of such code, documentation, information, trade secrets or know-how, except to those officers, agents, employees and third-party contractors of UFL and to the officers, agents, third-party contractors and employees of its Affiliates or subsidiaries who require access thereto in connection with the exercise of UFL's rights under its license to the Liberty Software and who have agreed to be bound by the confidentiality obligations of UFL hereunder. This restriction shall not apply to any information that is generally available to the public without restriction other than through the actions of UFL in violation of its obligations under this Agreement, or is previously known to, independently developed by, or rightfully acquired by UFL, in each case without confidentiality restriction.

            (c) Transferability: Sublicensing. UFL may, upon notice to Liberty, assign all of the rights granted under this Section 4.02 with respect to the Liberty Software, without Liberty's consent, to any Affiliate of UFL, or to a successor entity pursuant to a merger, corporate reorganization or sale of all or substantially all of the assets of UFL related to its pre-need insurance business as long as the subsidiary, affiliate or successor entity agrees in writing to be bound by the terms and conditions of this Section 4.02. UFL may sublicense the rights granted under this
      Section 4.02 with respect to the Liberty Software to another entity for the sole purpose of such entity's performing services for UFL that are substantially similar to the Base Services and Additional Services performed by Liberty under this Agreement, or reasonably related to such services or otherwise reasonably related to the business of UFL or PNL; provided such entity agrees in writing to be bound by obligations substantially similar to the obligations set forth in this Section 4.02.

            (d) Unauthorized Disclosure. UFL shall notify Liberty promptly upon discovery of any prohibited use or disclosure of the Liberty Software (or any copies thereof) and/or any related documentation, and shall reasonably cooperate with Liberty, at UFL's expense, to help Liberty regain possession of any unauthorized disclosures, which are the fault of UFL, and prevent the further prohibited use or disclosure.

            (e) WARRANTY DISCLAIMER. AFTER THE ACTIVATION DATE, THE LIBERTY SOFTWARE IS LICENSED "AS IS" AND LIBERTY DISCLAIMS, AND

      UFL HEREBY EXPRESSLY WAIVES, ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. AFTER THE ACTIVATION DATE, LIBERTY DOES NOT WARRANT THAT THE LIBERTY SOFTWARE WILL MEET UFL'S REQUIREMENTS OR THAT THE OPERATION OF THE LIBERTY SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE OR THAT ERRORS IN THE LIBERTY SOFTWARE WILL BE CORRECTED.

            (f) Breach. After the Activation Date, Liberty may terminate the license to the Liberty Software granted in this Section 4.02, without prejudice to any other remedy Liberty may have, immediately without further obligation to UFL, in the event of (i) any material breach by UFL of any of the conditions of this license as set forth in this Section 4.02 if such breach is not cured within thirty (30) days after notice of such breach is given to UFL by Liberty, or (ii) UFL making an assignment for the benefit of its creditors, the filing under any voluntary bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with UFL, or the appointment of a trustee or receiver for UFL or its property.

            4.03 Modified Software.

            (a) License. Liberty hereby grants to UFL, at no cost to UFL, a perpetual, non-transferable (except as transferability is permitted in this Agreement) royalty-free, worldwide, non-exclusive license to use, execute, reproduce, display, perform, modify, prepare derivative works based upon and sublicense as provided in Section 4.03(c), (1) all enhancements and modifications to the Liberty Software developed by Liberty pursuant to this Agreement, (2) all enhancements and modifications to the Third Party Software developed by Liberty pursuant to this Agreement and (3) all other software or enhancements and modifications thereto developed by Liberty pursuant to this Agreement (collectively, (1) through (3), inclusive, shall be referred to as the "Modified Software"), together with any and all associated documentation for use by UFL in connection with the Base Services and the Additional Services and, following the termination of this Agreement, in connection with performing, or having performed by others, services comparable to the Base Services and the Additional Services. The software licensed hereunder may not be used by UFL until expiration of this Agreement or, if earlier, the Activation Date, provided that prior to the actual date of termination or expiration, the Modified Software will only be used in a non-production environment.

            (b) Title to Software and Confidentiality. UFL acknowledges that Liberty represents that the Modified Software, all copies thereof and all related documentation, are proprietary to Liberty. Nothing in this Agreement grants title of the Modified Software, or any patents, trademarks and trade secrets therein, to UFL. In addition to the obligations of UFL pursuant to Article 10, UFL shall protect the confidentiality of all source code and related documentation, object code and other confidential and proprietary information, trade secrets, and know-how related to the Modified Software that UFL receives from Liberty in connection with the license of the Liberty Software, and UFL shall use such source code, documentation, object code and other information, trade secrets and know-how only for the purposes of exercising UFL's rights under its license to the Modified Software. UFL shall not sell its license to use the Modified Software to a third party (except as permitted by Section 4.03(c) or 16.01) or disclose any of such code, documentation, information, trade secrets or know-how, except to those officers, agents, employees and third-party contractors of UFL and to the officers, agents, third-party contractors and employees of its Affiliates or subsidiaries who require access thereto in connection with the exercise of UFL's rights under its license to the Modified Software. This restriction shall not apply to any information that is generally available to the public without restriction other than through the actions of UFL in violation of its obligations under this Agreement, or is previously known to, independently developed by, or rightfully acquired by UFL, in each case without confidentiality restriction.

            (c) Transferability: Sublicensing. UFL may, upon notice to Liberty, assign all of the rights granted under this Section 4.03 with respect to the Liberty Software, without Liberty's consent, to any Affiliate of UFL, or to a successor entity pursuant to a merger, corporate reorganization or sale of all or substantially all of the assets of UFL related to its pre-need insurance business as long as the subsidiary, affiliate or successor entity agrees in writing to be bound by the terms and conditions of this Section 4.03. UFL may sublicense the rights granted under this
      Section 4.03 with respect to the Modified Software to any other entity for the purpose of such entity's performing services for UFL that are substantially similar to the Base Services and Additional Services performed by Liberty under this Agreement, or reasonably related to such services or otherwise reasonably related to the business of UFL or PNL; provided such entity agrees in writing to be bound by obligations substantially similar to the obligations set forth in this Section 4.03.

            (d) Unauthorized Disclosure. UFL shall notify Liberty promptly upon discovery of any prohibited use or disclosure of the Modified Software (or any copies thereof) and/or any related documentation, and shall reasonably cooperate with Liberty, at UFL's expense, to help Liberty regain possession of any unauthorized disclosures, which are the fault of UFL, and prevent the further prohibited use or disclosure.

            (e) WARRANTY DISCLAIMER. AFTER THE ACTIVATION DATE, THE MODIFIED SOFTWARE IS LICENSED "AS IS" AND LIBERTY DISCLAIMS, AND UFL HEREBY EXPRESSLY WAIVES, ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. AFTER THE ACTIVATION DATE, LIBERTY DOES NOT WARRANT THAT THE MODIFIED SOFTWARE WILL MEET UFL'S REQUIREMENTS OR THAT THE OPERATION OF THE MODIFIED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE OR THAT ERRORS IN THE LIBERTY SOFTWARE WILL BE CORRECTED.

            (f) Breach. After the Activation Date, Liberty may terminate the license to the Modified Software granted in this Section 4.03, without prejudice to any other remedy Liberty may have, immediately without further obligation to UFL, in the event of (i) any material breach by UFL of any of the conditions of this license as set forth in this Section 4.03 if such breach is not cured within thirty (30) days after notice of such breach is given to UFL by Liberty, or (ii) UFL making an assignment for the benefit of its creditors, the filing under any voluntary bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with UFL, or the appointment of a trustee or receiver for UFL or its property.

            4.04 Changes and Upgrades to the System. Except as provided below or as may be approved by UFL, Liberty shall not make any changes or modifications to the: (1) Liberty Software, Third Party Software or the Modified Software that would materially adversely alter the functionality or materially degrade the performance of the Liberty Software or the Third Party Software; or (2) UFL Software other than emergency fixes necessary for continued performance of the Base Services and the Additional Services. UFL shall have the right to require that Liberty (i) at all times use a production (non-beta) version of the Genelco Software (and any replacement for the Genelco Software) and operating systems that is within two releases of the most current release of such Genelco Software (or replacement for the Genelco Software) or operating system running in a production environment (it being agreed that for purposes hereof an upgraded software "release" is noted by an increase in the first-level software identifier (e.g., 3.0 or 3.7 to 4.0)), that is Year 2000 Compliant and for which maintenance and support is then provided by the vendor thereof and to upgrade to a newer version or release of such Genelco Software (or replacement for the Genelco Software) as necessary to fix errors therein or to maintain compliance with applicable laws or regulations, all of which shall be performed for the Base Fees; and (ii) upgrade to any newer version or release of Genelco Software (or replacement for the Genelco Software), for which UFL agrees to compensate Liberty at the Standard Rates. Notwithstanding the foregoing, UFL agrees that through December 31, 2000, Liberty may use Genelco's LSP system (Release 3.7.1 or higher) so long as such release continues to be supported by Genelco. In addition, Liberty shall pay the cost of any modification or enhancement to, or substitution for, the System and any other equipment or software used in connection with the Base Services or the Additional Services necessitated by (a) unauthorized changes to the UFL Software, (b) unauthorized changes to the Liberty Software (except as may result from the implementation of an Additional Service), (c) unauthorized changes to the Modified Software (except as may result from the implementation of an Additional Service) or (d) unauthorized changes to the Third Party Software, including the operating environment for the System.

            4.05 Independent Contractor Agreements. Liberty shall obtain and maintain in effect written agreements with each of its independent contractors who participate in any of Liberty's work under this Agreement sufficient to support all grants and assignments of rights and ownership in this Article 4.


            4.06 Third-Party Software and Services. If Liberty anticipates using any software developed or otherwise owned by a third party, including but not limited to the Genelco Software (together with any and all associated documentation, "Third Party Software"), to provide any Base Services or Additional Services, Liberty shall identify in writing to UFL: (1) the nature of the Third Party Software, (2) its owner, (3) any restrictions or royalty terms applicable to Liberty's or UFL's use of the Third Party Software, (4) the source of Liberty's authority to employ the Third Party Software in the provision of Base Services or Additional Services, (5) any modifications to the Third Party Software made by or for Liberty and whether such modifications or enhancements are owned by Liberty or the third party vendor of the Software, and (6) whether the object and/or source code (and appropriate use license) for the Third Party Software will be delivered to UFL by Liberty upon termination or expiration of this Agreement. The Third Party Software as of the date of this Agreement is set forth on Exhibit N. If Liberty anticipates using any services provided by a third party to provide any Base Services or Additional Services, Liberty shall identify in writing to UFL: (1) the nature of the third party service and (2) the identity and address of the entity, person or persons providing such service. On a quarterly basis, within the first two weeks of each calendar quarter, Liberty shall deliver to UFL a written update of all information required to be provided pursuant to this
Section 4.06.

            4.07 Hardware. Unless otherwise provided in the Agreement, Liberty shall obtain and maintain, at its cost and expense (including but not limited to delivery, installation and connectivity), all computer hardware and peripherals, telecommunications products and services and other equipment, together with any and all associated documentation ("Hardware") necessary for the performance of the Base Services and the Additional Services that are performed at Liberty's facilities. Liberty will provide UFL with a complete listing of all Hardware, which listing shall be updated on an annual basis throughout the Term or the Renewal Term.

                                   ARTICLE 5

                                    UFL DATA

            5.01 Ownership of UFL Data. All data and information submitted to Liberty by UFL in connection with the Base Services and the Additional Services or produced by Liberty in performing the Base Services and Additional Services (the "UFL Data") is and shall remain the exclusive property of UFL and shall be considered the Confidential Information of UFL. UFL Data shall not be (1) used by Liberty other than in connection with providing the Base Services and the Additional Services, (2) disclosed, sold, assigned, leased or otherwise provided to third parties by Liberty or (3) commercially exploited by or on behalf of Liberty, its employees or agents. Data and information submitted to Liberty by PNL in connection with the Base Services and the Additional Services or produced by Liberty in performing the Base Services and Additional Services is and shall remain the exclusive property of PNL but, from and after the Closing, shall be deemed to be UFL Data and for purposes of this Agreement to be considered the Confidential Information of UFL.

            5.02 Correction of Errors. At its own expense, Liberty shall promptly correct any errors or inaccuracies in the UFL Data (1) caused by Liberty or (2) which fall within the normal level of such errors or inaccuracies at UFL's facilities prior to the date of this Agreement. At UFL's expense (calculated using the Standard Rates and subject to the prior agreement of UFL), Liberty shall, with reasonable promptness in light of the nature of the errors or inaccuracies, correct any other errors or inaccuracies in the UFL Data. UFL is responsible for (a) the accuracy and completeness of the UFL Data provided by UFL and (b) any errors in and with respect to data obtained from Liberty because of any inaccurate or incomplete UFL Data provided by UFL.

            5.03 Ownership of Media. Unless furnished or paid for by UFL, all media upon which UFL Data is stored is and shall remain the property of Liberty.

            5.04 Return of Data. Upon (i) the expiration or termination of this Agreement for any reason, (ii) the reasonable request by UFL at any time, at Standard Rates, (iii) with respect to any particular UFL Data, on such earlier date that such data are no longer required by Liberty in order to provide the Base Services or Additional Services or in order to comply with applicable third-party insurance administrator laws and regulations, Liberty shall (1) promptly return to UFL, in the format and on the media reasonably requested by UFL, all UFL Data or, at the election and direction of UFL (2) with respect to UFL Data returned pursuant to clauses (i) or (iii) above and at the election and direction of UFL, erase or destroy all UFL Data in Liberty's possession and provide written certification thereof. Any archival tapes containing UFL Data shall be used by Liberty solely for backup purposes.

                                   ARTICLE 6

                       SOURCE AND OBJECT CODE AND BACK-UP.

            6.01 Source Code. Except as may be prohibited by the applicable license of Third-Party Software, Liberty shall deliver to UFL every ninety (90) days after the date of this Agreement during the Term or the Renewal Term a copy of all of the source and object code and related documentation in respect of the UFL Software, if modified, the Liberty Software, the Third Party Software and the Modified Software as may be necessary to recreate the functionality of, and operate, the UFL Software, the Liberty Software, the Third Party Software and the Modified Software.


            6.02 Back-Up. Liberty shall make tapes, microfiche and other hardcopy backups containing copies of any and all UFL Data then residing on the System (the "Back-Up Copies") and shall maintain the Back-Up Copies in accordance with the procedures and for the time periods set forth in Exhibit O. Liberty shall send the Back-Up Copies to the off-site storage facilities (collectively, the "Off Site Facilities"; each, an "Off Site Facility") also described in Exhibit O or to any other facility which Liberty may select to replace a current Off-Site Facility, provided, however, that (1) UFL receives at least thirty (30) days advance written notice of any change in the location of an Off Site Facility and (2) that each new Off Site Facility is reasonably acceptable to UFL and maintains at least the same level of security procedures which were maintained at the replaced Off Site Facility and otherwise complies with the provisions of this Agreement. Upon request, authorized personnel of UFL shall be permitted access to the Off Site Facilities during normal business hours subject to any reasonable security procedures or other restrictions in effect at the Off Site Facilities at the time of the access. Upon the reasonable request of UFL, Liberty shall make available to UFL a copy of such of the Back-Up Copies as UFL shall request and UFL shall compensate Liberty therefor at Standard Rates.

                                   ARTICLE 7

                        CONTINUED PROVISION OF SERVICES.

            7.01 Disaster Recovery Plan. Exhibit P sets forth the procedures to be followed with respect to the continued provision of the Base Services and the Additional Services in the event the Data Center is unavailable for use by Liberty because it has been destroyed, damaged or is otherwise not available for use (the "Disaster Recovery Plan") to such an extent that Liberty is unable to provide any or all of the Base Services or the Additional Services. Liberty may modify or change the Disaster Recovery Plan at any time; provided, however, that such change or modification shall be reasonably acceptable to UFL and shall not materially adversely affect Liberty's ability to restore the Base Services or the Additional Services. Liberty shall (1) notify UFL of any material change or modification in the Disaster Recovery Plan, (2) test the Disaster Recovery Plan at least once every calendar year during the Term or the Renewal Term and certify to UFL that the Disaster Recovery Plan is operational, (3) consult with UFL regarding the priority to be given to the Base Services and the Additional Services during the pendency of any such disaster and (4) not be excused from implementing the Disaster Recovery Plan as a result of the events described in
Section 7.02.

            7.02 Force Majeure. Neither party shall be liable, or be deemed to be in default, to the other party hereunder (except as provided in Section 7.01) by reason or on account of any delay or omission caused by epidemic, fire, order of a court of competent jurisdiction (other than preliminary or permanent injunctions issued pursuant to Liberty's indemnity obligations for intellectual property infringement set forth in Section 14.02), executive decree or order, act of God or public enemy, war, riot, civil commotion, flood, earthquake, accident, explosion, casualty, embargo or any other cause beyond the reasonable control of such party; provided that such force majeure event that is an accident or casualty is not caused directly or indirectly by the excused party and could not have been prevented by such party's reasonable diligence; and provided, further, that such events shall not be excused to the extent they are within or can be obviated by the implementation of Liberty's Disaster Recovery Plan. The time of performance for each party's obligations under this Agreement shall be extended by such period of enforced delay; provided, however, that in the event such enforced delay on the part of Liberty exceeds thirty (30) days, UFL may terminate this Agreement upon notice to Liberty without regard to
Article 13. For clarity, neither financial hardship nor issues related to whether products are Year 2000 Compliant shall be considered a force majeure event.

                                   ARTICLE 8

                              PAYMENTS TO LIBERTY.

            8.01 Base Fees. In consideration of Liberty providing the Base Services, UFL shall pay to Liberty the fees set forth in Exhibit Q (the "Base Fees"), subject to any applicable adjustments set forth in this Agreement, according to the payment terms set forth in Exhibit Q.


            8.02 Additional Service Fees. In consideration of Liberty providing the Additional Services, UFL shall pay the Additional Service Fees in the manner agreed upon by UFL and Liberty in accordance with Section 3.02.

            8.03 Telecommunication Charges. Unless set forth otherwise in this Agreement, all telecommunication charges incurred by Liberty in respect to the Base Services or the Additional Services shall be paid by Liberty and the same will be deemed included in the fee for such services.


            8.04 Payment Schedule. Unless set forth otherwise in this Agreement, the Base Fees, the Additional Service Fees and any other fees or charges owed by UFL shall be due and payable no later than thirty (30) days after UFL's receipt of an invoice from Liberty, unless disputed in good faith in accordance with Section 12.02 of this Agreement. Each invoice shall include one or more reports describing (1) the charges in a detailed itemized fashion, and (2) such other information as may be reasonably requested by UFL to ascertain Liberty's compliance with this Agreement. Liberty shall invoice UFL for charges under this Agreement on a monthly basis, unless otherwise specified in this Agreement. UFL shall be invoiced on the first of each month for the estimated services to be performed in such month based upon the fees set forth in Exhibit Q and for any Additional Services provided in the prior month. Payment shall be due by UFL fifteen (15) days after receipt of the invoice. All estimated amounts on the prior month's invoice are to be trued-up in the current month's invoice. UFL shall pay Liberty all amounts when due by ACH transfer of immediately available funds in U.S. dollars. Subject to the provisions of Section 12.02, if any invoice is not paid within thirty (30) days of receipt by UFL, UFL shall pay Liberty interest on the past due amount at a rate of XXX% per month; provided, however, that the charging of interest is not a consent to late payment. Except as provided in Section 9.03 neither (i) the failure of Liberty to deliver an invoice for services rendered or to be rendered under the terms of this Agreement nor (ii) any error in the amount billed by Liberty for such services shall constitute a waiver by Liberty of UFL's obligation to pay for such services.


            8.05 Taxes


            (a) UFL shall pay to Liberty all sales, use and excise taxes (not including any personal property taxes or taxes based on Liberty's net income) based on the provision of the Base Services or the Additional Services which are found to be applicable and that Liberty is required under applicable law to collect. The appropriate amount of tax shall be invoiced to and paid by UFL to Liberty at the same time and on the same conditions as applied to the payment due.



            (b) If UFL disagrees with Liberty's determination that any tax is due with respect to the subject matter of this Agreement, and Liberty is attempting to invoice UFL for such tax as provided in Section 8.05(a) then UFL shall have the right to seek an administrative determination from the applicable taxing authority, or alternatively, UFL shall have the right to legally contest any asserted claim for taxes and, to the extent allowed by law, withhold payment of such contested taxes. UFL shall have the right to control any such administrative or legal proceedings, and in connection therewith Liberty shall (i) be consulted, and (ii) cooperate with UFL and take any and all actions reasonably requested by UFL (at UFL's expense).


            (c) If any taxes payable by UFL that are required to be collected by Liberty pursuant to Section 8.05(a) are not invoiced by Liberty (or are invoiced on a date such that UFL and Liberty are not reasonably able to deliver the amount of such taxes to the relevant taxing authority in a timely fashion), and it is ultimately determined that such taxes are due and payable, then UFL shall reimburse Liberty for the amount of such taxes, provided that Liberty shall indemnify UFL from any and all interest and other penalties assessed as a result of such taxes not being paid in a timely manner.

            (d) Amounts paid to Liberty as a result of this Section 8.05 shall be reduced or refunded to the extent that Liberty obtains a net tax benefit (including but not limited to foreign tax credits) resulting from the payment of the relevant taxes. The parties will cooperate in good faith to determine the amount of such net tax benefit (if any).

            (e) UFL shall not be required to pay or otherwise be liable or responsible for, and Liberty hereby indemnifies, defends and holds UFL harmless against, any penalty, additional tax, costs or interest that may be assessed or levied by any taxing authority as a result of the failure of Liberty to file any return, form, or information statement that may be duly required from Liberty by such taxing authority or to pay any tax amounts collected from UFL hereunder.

            (f) In addition, notwithstanding the foregoing provisions of this
      Section 8.05, with respect to all individuals it provides to perform the services required under this Agreement, Liberty shall be responsible for and make all appropriate tax payments and tax withholding and shall verify such individuals as being legally able to work in the United States.

            8.06 Most Favored Customer. If Liberty provides services to any customer of Liberty, including, but not limited to corporations and governments, other than UFL that are (1) substantially similar to the services administered under this Agreement, the type of pre-need distribution systems currently used by UFL, and the services provided under this Agreement for substantially similar volumes and for substantially similar periods of time and XXX.

            8.07 Adjustment to Fees. XXX

            8.08 Expenses. Except for those certain pass-through expenses identified in Exhibit Q (which will be reimbursed by UFL at out-of-pocket cost), any expenses, including expenses for supplies, facilities, management, clerical help, application development tools, overtime expenses, travel expenses related to the Base Services (except for travel specifically requested by UFL) incurred by Liberty in connection with its provision of the Base Services, installation and ongoing dedicated lines from Liberty's facilities to UFL's facility in Atlanta and all telecommunications hardware and software located at Liberty's facilities required for performance by Liberty are included in the Base Fees and shall not be reimbursed by UFL unless agreed to in advance in writing by UFL. If agreed upon in advance in writing by UFL, UFL shall pay or reimburse Liberty for the reasonable and actual documented expenses, including travel and travel-related expenses, incurred by Liberty in connection with its performance of the Additional Services provided that such expenses are incurred in accordance with UFL's then-current reimbursement policy for such expenses. Liberty will reasonably cooperate with UFL to reduce the costs associated with any reimbursable expenses.

            8.09 [RESERVED]

            8.10 Proration. All fees or charges under this Agreement that are to be computed on a periodic basis (e.g., monthly, yearly, etc.) will be prorated on a daily basis for any partial period (or prorated as otherwise agreed by the parties).

            8.11 Reports

            (a) Unless agreed otherwise by the parties, Liberty agrees to provide to UFL at least monthly a written report on the services and the progress of any work required under this Agreement, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules.

            (b) Approximately once every three months unless mutually agreed otherwise, the Management Committee and other invited parties shall meet for a formal progress presentation during which Liberty's management shall describe the status of the services and work required under this Agreement. Such presentation shall provide projections of the time of completion and the status of services, and shall address any problems that have come to Liberty's attention and Liberty's views as to how such problems may be resolved.

            (c) Liberty shall, from time to time and upon reasonable notice, allow access to its premises by UFL for purposes of ongoing supervision, design reviews, "walk throughs," and discussions by UFL with management and personnel of Liberty concerning the status and conduct of services and work being performed under this Agreement.

            (d) Liberty shall also submit to UFL any reports concerning the performance of the services as UFL may reasonably request from time to time. Other than reports provided for in the Project Plan or otherwise expressly provided for in this Agreement, reports requested pursuant to this Section 8.11(d) shall be provided at Standard Rates.

            8.12 Records. Liberty shall maintain complete and accurate accounting records in accordance with sound accounting practices to substantiate Liberty's charges under this Agreement and on each invoice. Such records shall not include Liberty's pricing model for this Agreement. Liberty shall preserve such records for a period of at least two (2) years after completion of the pertinent services.

                                    ARTICLE 9

                                     AUDITS.

            9.01 Monitoring Audit of Services

            (a) In connection with the provision of the Base Services and the Additional Services, Liberty shall provide UFL with the right to regularly monitor on-site the performance of such services. In connection therewith, Liberty will provide during the period that either Base Services or Additional Services are being provided to UFL, office space at Liberty's customer support facility for one on-site monitor designated from time to time by UFL. Such space shall be reasonably appropriate for use by UFL's monitor and shall contain appropriate furniture, telephone and computer access to the System for inquiry only. Liberty shall make access to this office available to UFL's on-site monitor during all hours that Customer Services are being performed. Liberty shall provide UFL's on-site monitor with access to all customer service reports related to performance of the Base Services and the Additional Services and the ability to monitor Customer Services being performed, including telephone conversations.

            (b) In addition to regular on-site monitoring as provided in Section 9.01(a), upon notice from UFL (which notice shall be reasonable advance notice in the case of audits or inspections not requested or required by a federal or state authority), Liberty shall provide such auditors and inspectors as UFL or any federal or state regulatory authority may, from time to time, designate with access to the Data Center and for the purpose of performing, at UFL's expense, audits or inspections of the business of Liberty (including Liberty's provision of the Base Services and the Additional Services to UFL). Such audits may include, but are not limited to, the internal control audits described in Exhibit R. Liberty shall provide to such auditors and inspectors any assistance that they reasonably require. If any audit by a regulatory authority having jurisdiction over UFL or Liberty results in Liberty being notified that it is not in compliance with any rule, regulation or law relating to the Base Services and the Additional Services, Liberty shall, at its own expense and within the period of time specified by such regulatory authority, comply with such regulatory authority.


            (c) All on-site monitoring and other audits and inspections pursuant to this Section 9.01 shall be conducted in such a manner so as not to unreasonably interfere with Liberty's normal operations. While on Liberty's premises, UFL's personnel shall (1) observe the rules and requirements of Liberty regarding personal or professional conduct and appearance and (2) otherwise conduct themselves in a businesslike manner. In the event that Liberty determines that a particular employee or employees of UFL is not conducting himself, herself or themselves appropriately, Liberty may notify UFL of and provide UFL documentation of, such fact and UFL shall promptly correct such conduct to Liberty's reasonable satisfaction or remove him, her or them from Liberty's premises. All Confidential Information of Liberty obtained as a result of any monitoring, audits or inspections pursuant to this Section 9.01 shall be held by UFL in accordance with the provisions of Article 10.


            9.02 Audit of Charges. Upon at least five days' notice from UFL and no more than twice during any calendar year (unless a previous audit reveals a discrepancy), Liberty shall provide UFL with access to all of the financial records and supporting documentation in respect of its charges to UFL, excluding Liberty's pricing model for this Agreement. If, as a result of such audit, UFL determines that Liberty has overcharged UFL, UFL shall notify Liberty of the amount of such overcharge and Liberty shall promptly pay to UFL the amount of the overcharge, plus interest at the rate of XXX% per month, but in no event to exceed the highest lawful rate of interest, calculated from the date of receipt by Liberty of the overcharged amount until the date of payment to UFL. All Confidential Information of UFL obtained as a result of such audits shall be held by Liberty in accordance with the provisions of Article 10.

            9.03 Undercharges. If as a result of an internal audit of its charges to UFL, Liberty determines that it has undercharged UFL, Liberty may provide UFL with an invoice in respect of such amount. Any such invoice shall include the information specified in Section 8.04 and evidence that the amount was not charged to UFL previously. Upon receipt of this information and evidence, UFL shall pay the amount of the undercharge according to Section 8.04 unless disputed in good faith; provided, however, that UFL shall not be obligated to pay any charges related to Base Services or Additional Services provided more than twelve (12) months before the date of the invoice for such charges; provided, further that charges for Base Services or Additional Services that are by their terms due more than twelve (12) months following the date of such services may only be covered in an invoice delivered no later than six (6) months after the date on which such charges were originally due.

                                   ARTICLE 10

                                 CONFIDENTIALITY

            10.01 Confidential Information. All confidential or proprietary information and documentation ("Confidential Information") relating to either party shall be held in confidence by the other party (including its Affiliates or subsidiaries) to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in any event using no less than reasonable security measures. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's approval. Each party shall, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, agents, employees and third-party contractors and to the officers, agents, third-party contractors and employees of its Affiliates or subsidiaries to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement, provided that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents and employees. The obligations in this Section 10.01 shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall endeavor to give such notice to the non-disclosing party as may be reasonable under the circumstances) and shall not apply with respect to information that is independently developed by the other party, becomes part of the public domain (other than through unauthorized disclosure), is disclosed by the owner of such information to a third party free of any obligation of confidentiality or which either party gained knowledge or possession of free of any obligation of confidentiality.

            10.02 Unauthorized Acts. Each party shall: (1) notify the other party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other party's Confidential Information by any person or entity which may become known to such party, (2) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (3) use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights and (4) promptly use all reasonable efforts to prevent a reoccurrence of any such unauthorized possession, use or knowledge of Confidential Information. Each party shall bear the cost it incurs as a result of compliance with this Section 10.02.

            10.03 Action by Parties. Neither Liberty nor UFL shall commence any legal action or proceeding in respect of any unauthorized possession, use or knowledge, or attempt thereof, of the other party's Confidential Information by any person or entity without the consent of such other party.

                                   ARTICLE 11

                         REPRESENTATIONS AND WARRANTIES

            11.01 BY UFL. UFL represents, warrants and covenants that:

            (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia;

            (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

            (c) the execution, delivery and performance of this Agreement has been duly authorized by UFL;

            (d) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

            (e) it has not, and will not, disclose any Confidential Information of Liberty in violation of the terms of this Agreement;

            (f) the UFL Software (i) is original works of authorship of which UFL is the owner or licensee of all right, title and interest, with the right to sublicense to Liberty; (ii) is not subject to any valid patent, copyright, trademark or any other proprietary rights of any third party; and (iii) does not and will not infringe upon the proprietary rights of any third party;

            (g) it has obtained, or shall have obtained on or before April 1, 1998, consent or licenses from all necessary third-party software vendors to permit Liberty to gain access to and to use the UFL Software to provide the Base Services for the term necessary during this Agreement, at no cost to Liberty;

            (h) the Policies which are the subject of the Base Services hereunder were issued in conformity in all material respects with the laws and regulations of the jurisdiction governing the issue or delivery of such Policies at the time of issue and such Policies will remain in compliance in all material respects with applicable laws and regulations during the term of this Agreement. The policy forms that have been used by UFL to issue the Policies which are the subject of the Base Services, and any Policies acquired by UFL during the term of this Agreement which are the subject of the Base Services hereunder have been filed, where necessary, with the appropriate state insurance authorities in the states where such products have been offered and meet in all material respects all applicable legal requirements of each such state;

            (i) there is no claim, action, suit, investigation, or proceeding pending or, to UFL's knowledge, contemplated or threatened against UFL which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner Liberty's rights under this Agreement;

            (j) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement; and

            (k) the nature of its obligations are time sensitive, and accordingly, time is of the essence in the performance of UFL's obligations under this Agreement.

            11.02 By Liberty. Liberty represents, warrants and covenants that:

            (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of South Carolina;

            (b) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

            (c) the execution, delivery and performance of this Agreement has been duly authorized by Liberty;

            (d) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

            (e) it has not, and will not, disclose any Confidential Information of UFL in violation of the terms of this Agreement;

            (f) the Base Services and the Additional Services shall be rendered by personnel reasonably qualified by training and experience to perform such services;

            (g) the Base Services and the Additional Services do not and will not infringe upon the proprietary rights of any third party;

            (h) the Liberty Software is, and the Modified Software developed by Liberty when delivered will be, original works of authorship of which Liberty is the owner of all right, title and interest; are not subject to any valid patent, copyright, trademark or any other proprietary rights of any third party; and do not and will not infringe upon the proprietary rights of any third party;

            (i) the Base Services and the Additional Services will be provided with diligence and shall be executed in a workmanlike manner in accordance with practices and professional standards used in well-managed operations performing services similar to the Base Services and the Additional Services;

            (j) it will use all commercially reasonable efforts to complete the Software Modification Services (including making the Modified Software, the Liberty Software and the Third Party Software, other than software on which no PNL Policies other than the Pan Western and Brookings blocks are currently being processed, Year 2000 Compliant) and Data Conversion Services, and commence the Data Processing Services with respect to all Policies except the Pan Western and Brookings blocks by December 31, 1998;


            (k) it has obtained all consents, approvals, licenses or assignments necessary to perform the Base Services and the Additional Services;


            (l) Liberty will take reasonable precautions and will apply testing procedures to assure that the Liberty Software, Third Party Software and the Modified Software are free from material reproducible programming errors and defects in workmanship and materials, and the Modified Software will conform in all material respects to the Specifications. If material reproducible programming errors are discovered, Liberty shall promptly remedy them at no additional expense to UFL;

            (m) Liberty will take reasonable precautions and will use industry-accepted virus scan software to verify that no portion of the Liberty Software, Third Party Software or the Modified Software contains or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable the Liberty Software or the Modified Software. Liberty further warrants that it will not impair the operation of the Liberty Software or the Modified Software in any way other than by order of a court of law;

            (n) the Modified Software, the Liberty Software and the Third Party Software is Year 2000 Compliant or will be Year 2000 Compliant by August 1, 1998, or such other date as may be mutually agreed to by UFL and Liberty. Exhibit V contains a materially accurate description of the portions of the Modified Software, Liberty Software and Third Party Software that are not currently Year 2000 Compliant as well as Liberty's intended Schedule for making those portions Year 2000 Compliant;

            (o) Liberty has, or prior to the performance of any Customer Services will have, all licenses and permits from state or federal regulatory authorities required for the performance of the Base Services;

            (p) there is no claim, action, suit, investigation, or proceeding pending or, to Liberty's knowledge, contemplated or threatened against Liberty which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner UFL's or, after Closing UFL's and PNL's rights under this Agreement;

            (q) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement; and

            (r) the nature of its obligations are time sensitive and accordingly, time is of the essence in the performance of Liberty's obligations under this Agreement.

            11.03 Consents

            (a) All licenses, consents and approvals necessary for Liberty to provide the Base Services pursuant to this Agreement have been, or prior to the requirement therefor will be, obtained by Liberty. Liberty shall bear the cost of obtaining the Consents, including any additional license or sublicense fees or transfer fees. Liberty has provided to UFL a consent letter from Genelco with respect to the Genelco software.

            (b) All licenses, consents and approvals necessary for Liberty to grant the license rights granted to UFL pursuant to this Agreement have been, or prior to the requirement therefor will be, obtained by Liberty. To the extent that the grantor of such licenses, consents and approvals requires the payment of a fee by Liberty in connection with such license grant to UFL, UFL shall reimburse Liberty for the full amount of such fee. All licenses, consents and approvals described in this Section 11.03(a) and (b) are sometimes referred to herein as the "Consents."

            11.04 DISCLAIMER. EXCEPT AS SPECIFIED IN SECTIONS 11.01 or 11.02, NEITHER LIBERTY NOR UFL MAKES ANY OTHER WARRANTIES IN RESPECT OF THE BASE SERVICES, THE ADDITIONAL SERVICES OR THE SYSTEM AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

                                   ARTICLE 12

                               DISPUTE RESOLUTION

            12.01 Management Committee. UFL and Liberty shall each appoint a member or an equal number of members of its managerial staff to serve on a joint management committee (the "Management Committee"). The Management Committee shall meet during the first week of each calendar month during the Term and the Renewal Term (or such other time as the Management Committee may agree upon from time to time) for the purpose of reporting progress, discussing opportunities, reviewing business plans that may impact the Base Services or Additional Services, and resolving disputes that may arise under this Agreement. The Management Committee shall consider the disputes in the order such disputes are brought before it. In the event that the Management Committee is unable to resolve a dispute, the Management Committee shall notify the senior management of UFL and Liberty and the dispute shall be escalated to UFL's and Liberty's presidents for their review and resolution. If the dispute cannot be resolved by such officers, then the parties may initiate formal proceedings; provided however, formal proceedings for the judicial resolution of any such dispute may not be commenced until the earlier of:

            (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely;

            (ii) thirty (30) days after the initial request to negotiate such dispute; or

            (iii) thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expire.

            No dispute under this Agreement shall be the subject of litigation or other formal proceeding between UFL and Liberty before being considered by the Management Committee (excluding a party's indemnity obligations under Section 14 and an action to compel compliance with this Section); provided, however, that either party may seek injunctive relief to prevent or stay a breach of Article 5 and Article 10 without appearing before the Management Committee.

            All service by Liberty's personnel on the Management Committee and in connection with the resolution of disputes is included in the Base Services.

            12.02 Continued Performance. In the event of a good faith dispute between UFL and Liberty regarding this Agreement that cannot be resolved by the Management Committee pursuant to which UFL in good faith believes it is entitled to withhold payment, UFL shall, upon request by Liberty and on the date which any Base Fees or Additional Service Fees are required to be made during the pendency of such dispute, deposit the disputed amount only of the Base Fees or the Additional Service Fees in an interest-bearing escrow account in the bank or depository specified by Liberty and furnish evidence of such deposit to Liberty; provided, that the maximum aggregate amount of disputed Base Fees or Additional Service Fees which may be held in any such escrow account at any one time shall be a maximum of five percent (5%) of total amounts paid in the prior year under this Agreement, exclusive of any Conversion Costs or Software Modification Costs (as defined on Exhibit Q); and provided further, however, that if this Agreement shall have been in effect for less than one year, the amounts paid since the Effective Date shall be annualized. The parties shall escalate the resolution of any such dispute to the presidents of UFL and Liberty within 30 days of the deposit of the funds into the escrow account. For as long as UFL makes such escrow deposits during the pendency of such dispute, Liberty shall continue to provide the Base Services and the Additional Services. Upon resolution of the dispute, the prevailing party shall be entitled to all money in the escrow account, plus any interest earned on such money.

            12.03 Non-Competition. During the term of this Agreement and for a period of two (2) years after its termination or expiration for any reason, Liberty and The Liberty Corporation and their Affiliates will not compete directly or indirectly with UFL or PNL in the marketing or underwriting of insurance contracts sold through or in connection with funeral homes as a funding vehicle for funeral service contracts in any state of the United States or province of Canada in which PNL or Affiliates markets such insurance contracts as of the

Effective Date, if UFL or PNL is then marketing or underwriting such insurance contracts in such state or province. Nothing contained in this Section 12.03 shall preclude the Liberty Corporation or its Affiliates from continuing to sell other types of final expense insurance. Nothing contained in this Agreement shall be construed to restrict Liberty from offering or providing to any competitor of UFL or PNL services similar to the Base Services or the Additional Services.

                                   ARTICLE 13

                TERMINATION: EFFECT OF TERMINATION OR EXPIRATION

            13.01 UFL Termination. UFL may terminate the Term of this Agreement on and after the first anniversary of the Effective Date, at any time and without cause, upon at least ninety (90) days notice to Liberty prior to such termination date, provided that UFL pays to Liberty the applicable Termination Fee as set forth in Section 13.08, payable together with the notice of termination.

            13.02 Termination on Change of Control.

            (a) In the event of a sale of all or substantially all of the assets of Liberty or a sale of sufficient stock of Liberty to effect a change in Control (a "Change of Control Event"), scheduled to occur within eighteen
      (18) months after the Effective Date:

            (i) if Liberty delivers to UFL a First Refusal Notice with respect to the Change in Control Event as provided in Section 13.02(c), and UFL rejects the offer thereunder in accordance with the time period set forth in Section 13.02(c), upon consummation of the Change of Control Event, UFL may terminate this Agreement by giving ninety (90) days prior written notice to Liberty, and UFL shall pay the applicable Termination Fee, as set forth in Section 13.08 payable together with the notice of termination;

            (ii) if Liberty does not deliver a First Refusal Notice to UFL, Liberty shall give UFL advance written notice of the Change of Control Event and, following consummation of the Change of Control Event, within thirty (30) days of the later of receipt of notice of the Change of Control Event or consummation of the Change of Control Event, UFL may terminate this Agreement by giving ninety (90) days prior written notice to Liberty without payment of any Termination Fee.

            (b) In the event of a Change of Control Event that occurs after eighteen (18) months following the Effective Date, Liberty shall give UFL advance written notice of the Change of Control Event, and UFL may terminate this Agreement within thirty (30) days of the later of notice of the Change of Control Event or the consummation of the Change of Control Event by giving ninety (90) days prior written notice to Liberty, and UFL shall pay fifty percent (50%) of the otherwise applicable Termination Fee as set forth in Section 13.08, payable together with the notice of termination.

            (c) If Liberty receives a bona fide written offer from a prospective purchaser of substantially all of the assets of Liberty or sufficient stock of Liberty to effect a change in Control, and Liberty desires to accept such offer, then Liberty, in its discretion, may first deliver to UFL a notice (the "First Refusal Notice") in writing of its intention to effect such Change of Control Event upon the terms proposed by the prospective purchaser. The First Refusal Notice shall specify the name of the prospective purchaser, the assets or the number of shares of stock to be sold, the purchase price of the assets or per share price of the stock, as applicable, and the other material terms of the proposed Change of Control Event. The First Refusal Notice shall be considered an offer by Liberty to sell the assets or the stock to UFL at the price and on the terms proposed by the prospective purchaser. Within thirty (30) days after the date of its receipt of such First Refusal Notice, UFL shall, by written notice to Liberty, accept the offer as to all, but not less than all, of the assets or the stock, as the case may be, or reject such offer. If UFL does not exercise its right to purchase the assets or the stock, as the case may be, then Liberty shall be free to sell the assets or the stock, as the case may be, to the prospective purchaser named in the First Refusal Notice, at the price and on the terms and conditions set forth in the First Refusal Notice.


            13.03 Termination for Cause. If either party fails to perform any of its material obligations under this Agreement (except as provided in Section 13.04), and such failure is not cured within thirty (30) days after notice is given to the defaulting party specifying the nature of the default, the non-defaulting party may, upon further notice to the defaulting party, terminate this Agreement as of the date specified in such notice of termination; provided, however, that if the defaulting party is using its best efforts to cure such failure at the end of such thirty (30) day period and diligently pursues such efforts thereafter, the non-defaulting party may not terminate this Agreement unless such failure continues for an additional thirty (30) days.

            13.04 Termination for Failure to Provide Services. If Liberty fails to provide the Base Services or the Additional Services in such a fashion as to render UFL substantially unable to do one or more of the following: premium accounting, issue policies, process new business, policyholder services, claims, customer service, process commissions and administer the Canadian business, all as set forth in Exhibit E, and Liberty does not, within ten (10) business days after notice and an explanation of such failure from UFL, cure such failure or, if such failure cannot be cured within such ten (10) business day period, provide UFL with a timely workaround that allows UFL to perform its normal business operations, then UFL may, upon notice to Liberty, terminate this Agreement as of the date specified in the notice of termination.


            13.05 Termination for Insolvency. In the event that either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, its insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then, unless the insolvent or bankrupt party (or the party obligated to guaranty the obligations of such insolvent or bankrupt party under
Article 17 of this Agreement) immediately gives adequate assurance of the future performance of this Agreement, the other may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

            13.06 Other Terminations. This Agreement may terminate pursuant to
Section 3.01, Section 3.02, Article 7, and as set forth in the attached
Exhibits.

            13.07 Effect of Expiration or Termination. Upon the expiration of this Agreement or termination of this Agreement for any reason:

                  (1) Liberty shall provide to UFL those Base Services or Additional Services requested by UFL for up to 365 days from the date of such expiration or termination. UFL shall pay Liberty for such Base Services or Additional Services at the then current rates in effect pursuant to Section 8.01, and Section 8.02 with respect to all such services performed during the period ending on that date which is five years following the date of the earlier to occur of: (i) the Closing or (ii) the date on which Liberty assumes responsibility for servicing the UFL operations, and at the Renewal Term Prices for all such services performed after such period (adjusted as necessary pursuant to Section 8.07).

                  (2) UFL shall pay Liberty for all Base Services and Additional Services performed, and systems or equipment purchased at UFL's request and delivered to UFL, through the date of such expiration or termination;

                  (3) Each party shall have the rights specified in Article 4 in respect of the UFL Software, the Liberty Software, the Third Party Software and the Modified Software;

                  (4) UFL shall not be (a) obligated to pay any termination fee to Liberty in the event of a termination of this Agreement except as provided for in Section 13.01 and 13.02; and (b) required to make any further payments under Article 8 except as provided for in Section 13.07(2).

                  (5) Following the expiration or termination of this Agreement, UFL may seek a license to some or all of the Third Party Software used to provide the Base Services or Additional Services as of the date of such expiration or termination. Upon UFL's request, Liberty shall provide reasonable cooperation and assistance to UFL in obtaining a license to such Third Party Software sufficient to permit UFL, or a third party designated by UFL, to provide services equivalent to the Base Services and Additional Services as then being provided by Liberty. Such cooperation and assistance shall be provided by Liberty at the Standard Rates.

                  (6) Following the expiration or termination of this Agreement, UFL may seek contracts applicable to services provided to UFL for maintenance, disaster recovery services, and other necessary third party services being used by Liberty to provide the Base Services or Additional Services as of the date of such expiration or termination. Upon UFL's request, Liberty shall provide reasonable cooperation and assistance to UFL in connection with UFL's obtaining contracts with such vendors for comparable third party services. Such assistance shall be provided by Liberty at the Standard Rates.

                  (7) Upon termination or expiration of this Agreement for any reason, Liberty agrees that, in order to provide for uninterrupted service to UFL and its customers, Liberty, at UFL's request, shall provide, at the Standard Rates, all reasonable assistance requested by UFL in promptly and orderly moving all Data Processing Services and Customer Services to UFL or a third party selected by UFL.

            13.08 Termination Fee. The termination fee (the "Termination Fee") payable under Sections 13.01 and 13.02 hereunder shall be:

            (a) Seven Million Dollars ($7,000,000), for terminations effective in the period beginning February 1, 1998 and ending January 31, 2000;

            (b) Five Million Dollars ($5,000,000), for terminations effective in the period beginning February 1, 2000 and ending January 31, 2001;

            (c) Three Million Dollars ($3,000,000) for terminations effective in the period beginning February 1, 2001 and ending January 31, 2002;

            (d) One Million Five Hundred Thousand Dollars ($1,500,000), for terminations effective in the period beginning February 1, 2002 and ending January 31, 2003, and during any Renewal Term.


                                   ARTICLE 14

                                  INDEMNITIES.

            14.01 Indemnity by UFL.

            (a) UFL shall indemnify Liberty from, and defend Liberty against, any liability, loss or expense (including attorneys' fees) arising out of or relating to (i) any claim that the UFL Software owned by UFL infringes upon the proprietary rights of any third party (except as may have been caused by a modification to the UFL Software by Liberty), and (ii) any claim against Liberty arising after the termination or expiration of this Agreement based upon the modifications of the Liberty Software by UFL pursuant to the license rights granted UFL in Section 4.02.

            (b) UFL will defend, indemnify and hold harmless Liberty, its shareholders and agents from and against any claim, suit, demand, loss, damage, expense or liability arising out of the employment, agency or subcontracting relationship of one (1) or more of UFL's past or present employees, agents or subcontractors with UFL, including but not limited to claims relating to salaries payable by UFL, UFL termination liabilities and claims arising under the occupational health and safety or other applicable federal, state or local laws or regulations, including plant closing or mass layoff laws, the Employee Retirement Income Security Act of 1974, as amended, or the related provisions of the Internal Revenue Code of 1986, as amended.

            14.02 Indemnity by Liberty.

            (a) Liberty shall indemnify UFL from, and defend UFL against, any liability, loss or expense (including attorneys' fees) arising out of or relating to (1) any claim that the Base Services, the Additional Services, the Liberty Software, the Third Party Software or the Modified Software infringe upon the proprietary rights of any third party, and (2) Liberty's failure to obtain the Consents.

            (b) Liberty will defend, indemnify and hold harmless UFL, its shareholders, employees and agents from and against any claim, suit, demand, loss, damage, expense or liability arising out of the employment, agency or subcontracting relationship of one (1) or more of Liberty's past or present employees, agents or subcontractors with Liberty, including, but not limited to claims relating to salaries payable by Liberty, Liberty termination liabilities and claims arising under the occupational health and safety or other applicable federal, state or local laws or regulations, including plant closing or mass layoff laws, the Employee Retirement Income Security Act of 1974, as amended, or the related provisions of the Internal Revenue Code of 1986, as amended.

            14.03 Indemnification Procedures Involving Third Party Claims. If any third party makes a claim covered by Section 14.01 or Section 14.02 against any indemnitee (an

"Indemnitee") with respect to which such Indemnitee intends to seek indemnification under Section 14.01 or Section 14.02, such Indemnitee shall promptly deliver to the indemnifying party (an "Indemnifying Party") a written notice (a "Claims Notice"), including a brief description of the amount and basis thereof, if known. Upon giving such Claims Notice, the Indemnifying Party shall be obligated to defend such Indemnitee against such claim, and the Indemnitee (except as provided below) shall cooperate fully with, and assist, the Indemnifying Party in its defense against such claim at the Indemnifying Party's expense. The Indemnifying Party shall keep the Indemnitee fully apprised at all times as to the status of the defense. The Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; provided, however, (1) if the parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel or (2) if the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such claim (in which case, the Indemnifying Party shall not have the right to direct or participate in the defense of such claim on behalf of the Indemnitee), then, in each such instance, the reasonable fees and expenses of counsel for such Indemnitees shall be borne by the Indemnifying Party. Neither the Indemnifying Party nor any indemnitee shall be liable for any settlement of any action or claim effected without its consent, except as set forth below.

            Notwithstanding the foregoing, the Indemnitee shall retain, assume or reassume sole control over, and all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in Section 14.01, and 14.02.

            Until both (a) the Indemnitee receives notice from the Indemnifying Party that it will defend and (b) the Indemnifying Party assumes such defense, the Indemnitee may, at any time after 10 days from notifying the Indemnifying Party of the claim, resist the claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the claim. The Indemnifying Party shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise or payment. The Indemnitee shall keep the Indemnifying Party fully apprised at all times as to the status of the defense.

            Following indemnification as provided in Section 14.01 and 14.02, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.

                                   ARTICLE 15

                                    DAMAGES.

            15.01 Limitation of Liberty Liability. The liability of Liberty under this Agreement shall be limited to the lesser of (a) all amounts paid by UFL to Liberty under this Agreement, through and including the time at which such liability is finally adjudicated, or (b) (i) Ten Million Dollars ($10,000,000) if, on or before March 31, 2000 UFL delivers a written notice of such claim to Liberty, or (ii) Five Million Dollars ($5,000,000) if, on or after April 1, 2000 UFL delivers a written notice of such claim to Liberty.

            15.02 Exclusion. The limitations set forth in Sections 15.01 and
15.03 are not applicable to (1) any breach of Article 5 or Article 10, (2) the failure of UFL to make payments due under the Agreement, (3) indemnification claims as set forth in Article 14 or (4) the gross negligence or willful misconduct of either party.

            15.03 Consequential and Incidental Damages. Neither party shall be liable for any indirect, special, incidental or consequential damages.



                                   ARTICLE 16

                                 MISCELLANEOUS.

            16.01 Assignment. Neither party may assign this Agreement, without the consent of the other party; provided, however, that either party may, upon notice to the other party, assign this Agreement, without the other party's consent, to any Affiliate or to a successor entity pursuant to a merger, corporate reorganization or, (i) in the case of UFL, sale of all or substantially all of the assets of UFL related to its pre-need insurance business, and (ii) in the case of Liberty, sale of all or substantially all of the assets of Liberty, subject, however, to the rights of UFL granted upon a change of Control of Liberty pursuant to Section 13.02. The guarantees of Fortis and The Liberty Corporation of the obligations of UFL and Liberty, respectively, shall survive any such assignment. Any assignment in contravention of this
Section 16.01 shall be void.

            16.02 Notices. All notices, requests, approvals and consents and other communications required or permitted under this Agreement shall be in writing and shall be sent by telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by certified mail, return receipt requested on the date such notice is transmitted by telecopy to the address specified below:

In the case of Liberty:
  Liberty Insurance Services Corporation
  2000 Wade Hampton Boulevard
  Greenville, South Carolina 29615
  Attention:  Robert E. Evans, President & CEO
  Telecopy number: (864) 609-8084

with a copy to:
  Liberty Insurance Services Corporation
  2000 Wade Hampton Boulevard
  Greenville, South Carolina 29615
  Attention: Doug Donivan
  Telecopy number: (864) 609-4390

In the case of UFL:
  United Family Life Insurance Company
  230 John Wesley Dobbs Avenue

  Atlanta, Georgia 30303-2427
  Attention: Colin Braybrooks
  Telecopy number: (404) 524-4945

with a copy to:
  Alston & Bird LLP
  One Atlantic Center
  1201 West Peachtree Street
  Atlanta, Georgia 30309
  Attention: B. Harvey Hill, Jr.
  Telecopy number: (404) 881-7777

In the case of The Liberty Corporation:
  The Liberty Corporation
  2000 Wade Hampton Boulevard
  Greenville, South Carolina  29615
  Attention: Martha G. Williams
  Telecopy number: (864) 609-3176

In the case of Fortis:
  Fortis, Inc.
  One Chase Manhattan Plaza 41st Floor
  New York, New York 10005
  Attention: Jerome Atkinson
  Telecopy number: (212) 859-7034

with a copy to:
  Alston & Bird, LLP
  One Atlantic Center
  1201 West Peachtree Street
  Atlanta, Georgia 30309
  Attention: B. Harvey Hill, Jr.
  Telecopy number: 404-881-7777

Any party may change its address or telecopy number for notification purposes by giving all other parties notice of the new address or telecopy number and the date upon which it will become effective.

            16.03 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

            16.04 Headings: Cross References. The Article and Section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement. All cross-references in this Agreement to Sections, Articles or Exhibits shall be deemed to be references to the corresponding Section or Article in, or Exhibit to, this Agreement, unless the context otherwise clearly indicates.

            16.05 Relationship. The performance by Liberty of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Liberty and UFL or after Closing, Liberty and PNL, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

            16.06 Consents, Approvals and Requests. All consents and approvals be given by either party under this Agreement shall not be unreasonably withheld and each party shall make only reasonable requests under this Agreement. No approval shall be valid or acceptable unless given by an authorized representative of the appropriate party.

            16.07 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect.

            16.08 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

            16.09 Publicity. Neither Liberty nor UFL shall use the other party's name or refer to it directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, lists or business presentations without approval from the other party for each such use or release.

            16.10 Entire Agreement. This Agreement and each of the Exhibits, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings or agreements between the parties relative to such subject matter.

            16.11 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced.

            16.12 Governing Law and Forum. This Agreement shall be governed by the laws of the State of Georgia, without reference to conflict of laws principles. Any claim, controversy or dispute arising out of or relating to this Agreement shall be resolved by a proceeding in a federal or state court in Fulton County, Georgia, as appropriate, and Liberty and UFL irrevocably accept the jurisdiction of the federal and state courts of the State of Georgia for such claims, controversies or disputes.

            16.13 Survival. In addition to those provisions expressly surviving termination or expiration, the terms of Article 4, Article 5, Section 6.02,
Article 9, Article 10, Article 11, Section 13.07, Article 14, Article 15,
Section 16.10, Section 16.12, this Section 16.14 and

Section 16.18 shall survive the expiration of this Agreement or termination of this Agreement for any reason.

            16.14 Third-Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than UFL and Liberty.

            16.15 Insurance. During the Term, Liberty shall maintain insurance of the following types and in the following amounts, in each case effective in the United States and Canada: (1) statutory workmen's compensation in accordance with all federal, state and local requirements, (2) comprehensive general public liability (including contractual liability insurance) in an amount not less than $XXX with umbrella coverage of not less than $XXX and (3) professional liability coverage in an amount not less than $XXX with umbrella coverage of not less than $XXX. No insurance shall have greater than a $XXX deductible unless approved in writing in advance by UFL. All insurance polices obtained or maintained by Liberty pursuant to this Agreement shall name UFL as an additional insured. Liberty shall not cancel (or permit any lapse) under any such insurance policy. Each insurance policy shall contain the agreement of the insurer that the insurer shall not cancel such policy without 30 days' notice to UFL. Liberty shall deliver to UFL a certificate of insurance evidencing the above insurance coverage upon UFL's request. Should Liberty fail or refuse to procure the required insurance coverage from an insurance carrier acceptable to UFL, or to maintain such coverage throughout the term of this Agreement, UFL may, but shall not be obligated to, procure such coverage for Liberty, in which event Liberty agrees to pay the required premiums and/or to fully reimburse UFL for them. Liberty also shall carry such workers' compensation insurance for itself as may be required by applicable law.

            16.16 Hiring of Employees. Except as provided in Section 3A.06, during the Term or the Renewal Term and for a period of one (1) year following the expiration of this Agreement or termination of this Agreement for any reason, neither party shall offer employment to or employ any person then employed by the other party who is materially involved in providing or administering the Base Services or the Additional Services; provided, however, that UFL may offer employment to and employ any Liberty employees involved in performing services under this Agreement upon any termination of this Agreement by UFL due to Liberty's material breach of this Agreement. UFL may at any time directly or indirectly solicit and hire any employee of Liberty after such employee is terminated by Liberty.

            16.17 Subcontracting. Liberty shall not subcontract any material portion of the work to be performed under this Agreement without UFL's prior written consent. In the event Liberty subcontracts any work to be performed under this Agreement, Liberty shall retain responsibility for the work.


            16.18 Remedies. By virtue of each party's duties, responsibilities and special knowledge of the affairs and operations of the other party that will result from the relationship of the parties under this Agreement, irreparable damage may be suffered by the non-breaching party should a party breach or violate any of its covenants and obligations set forth in this Agreement. The parties agree that each such covenant and obligations set forth in this Agreement are reasonably necessary to protect and preserve the interests of the parties, and that, therefore, in addition to all of the remedies provided at law or in equity, the non-breaching party will be entitled to a temporary restraining order and a permanent injunction to prevent a breach of any of such covenants or obligations of the other party.

            16.19 Right of Set-Off. UFL will have the right to set-off against any sums due from UFL to Liberty for damages incurred or suffered by UFL as a result of any breach of this Agreement, and any application as a set-off of any such sums will not be considered in full satisfaction of or as liquidated damages for any such breach. The existence of any claim, demand, or cause of action of Liberty against UFL, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by UFL of any of the covenants or obligations herein.

            16.20 Terms of Agreement. UFL and Liberty agree that the terms and conditions of this Agreement are Confidential Information of each party and shall be held pursuant to Article 10 as Confidential Information of the other party.

            16.21 Transfer of Policies. Nothing in this Agreement shall limit the right of UFL or, after Closing, UFL or PNL, to sell or otherwise transfer any of the Policies subject to this Agreement and any Policies which are transferred shall no longer be subject to the terms of this Agreement.

                                   ARTICLE 17

                                    GUARANTY.

            (a) In consideration of, and as an inducement to, the execution of this Agreement, The Liberty Corporation unconditionally (1) guarantees to UFL and its successors and assigns, for the Term or the Renewal Term of the Agreement and afterward as provided in the Agreement, that Liberty shall punctually pay and perform each and every undertaking, agreement and covenant set forth in this Agreement and (2) agrees to be bound by, and liable for the breach of, each and every provision in the Agreement, both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities. The guaranty under this Section 17(a) shall continue in full force and effect, and the obligations of The Liberty Corporation shall remain absolute and unconditional irrespective of any and all circumstances, including, without limitation, any assignment, modification, amendment, extension, renewal, waiver of any terms or conditions of or termination of this Agreement. UFL agrees to provide to The Liberty Corporation copies of all notices of default given by UFL to Liberty simultaneously with such notices (if any) being given to Liberty.

            (b) The Liberty Corporation consents and agrees: (1) that The Liberty Corporation shall render any payment or performance required under this Agreement upon demand if Liberty fails or refuses punctually to do so; (2) such liability shall not be contingent or conditioned upon pursuit by UFL of any remedies against Liberty or any other person or entity, (3) to waive any demand, protest, notice of protest, right to direct the application of any security or the right to direct UFL to proceed against Liberty, any security, insurance or other guarantor; and (4) such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which UFL may from time to time grant to Liberty or to any other person, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable during the term of this Agreement.

            (c) In consideration of, and as an inducement to, the execution of this Agreement, Fortis unconditionally (1) guarantees to Liberty and its successors and assigns, for the Term of the Agreement and afterward as provided in the Agreement, that UFL shall punctually pay and perform each and every undertaking, agreement and covenant set forth in this Agreement and (2) agrees to be bound by, and liable for the breach of, each and every provision in the Agreement, both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities. The guaranty under this
      Section 17(c) shall continue in full force and effect, and the obligations of Fortis shall remain absolute and unconditional irrespective of any and all circumstances, including, without limitation, any assignment, modification, amendment, extension, renewal, waiver of any terms or conditions of or termination of this Agreement. Liberty agrees to provide to Fortis copies of all notices of default given by Liberty to UFL simultaneously with such notices (if any) being given to UFL.

            (d) Fortis consents and agrees: (1) that Fortis shall render any payment or performance required under this Agreement upon demand if UFL fails or refuses punctually to do so; (2) such liability shall not be contingent or conditioned upon pursuit by Liberty of any remedies against UFL or any other person or entity; (3) to waive any demand, protest, notice of protest, right to direct the application of any security or the right to direct Liberty to proceed against UFL, any security, insurance or other guarantor; and (4) such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which Liberty may from time to time grant to UFL or to any other person, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable during the Term or any Renewal Term.

            IN WITNESS WHEREOF, Liberty, The Liberty Corporation, UFL and Fortis have each caused this Agreement to be signed and delivered by their duly authorized representatives.

                                    UNITED FAMILY LIFE INSURANCE COMPANY

                                    By:     /s/ Alan W. Feagin
                                        ----------------------------------------

                                    Printed Name:     Alan W. Feagin
                                                   -----------------------------

                                    Title:     President and CEO
                                            ------------------------------------

                                    LIBERTY INSURANCE SERVICES CORPORATION

                                    By:      /s/ Jennie M. Johnson
                                        ----------------------------------------

                                    Printed Name:     Jennie M. Johnson
                                                   -----------------------------

                                    Title:      President
                                            ------------------------------------



                                    THE LIBERTY CORPORATION

                                    By:     /s/ W. Hayne Hipp
                                        ----------------------------------------

                                    Printed Name:     W. Hayne Hipp
                                                   -----------------------------

                                    Title:       President
                                            ------------------------------------

                                    FORTIS, INC.

                                    By:     /s/ J. Grover Thomas, Jr.
                                        ----------------------------------------

                                    Printed Name:    J. Grover Thomas, Jr.
                                                   -----------------------------

                                    Title:    Executive Vice President
                                            ------------------------------------

            The undersigned, Pierce National Life Insurance Company, a California domiciled insurer with administrative offices located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615, hereby executes the foregoing Administrative Services Agreement for purposes of being bound by the covenants of the undersigned contained in Section 3.16 and Article 3A of such agreement. From and after the Closing, the undersigned agrees to be bound by the provisions of the foregoing Agreement.

                                    PIERCE NATIONAL LIFE INSURANCE COMPANY

                                    By:     /s/ Jennie M. Johnson
                                        ----------------------------------------

                                    Printed Name:     Jennie M. Johnson.
                                                   -----------------------------

                                    Title:      President
                                            ------------------------------------